EXHIBIT 4.14

Private and Confidential

DATED 3 November 2025

ARISTEIDIS SHIPPING LTD (1)

- and -

CREDIABANK S.A. (2)

___________________________________

FACILITY AGREEMENT

in respect of a loan of

up to USD26,924,320

____________________________________

HFW

www.hfw.com

Index

Clause		Page
1	Purpose, definitions and construction	3
2	The Commitment and cancellation	20
3	Interest and Interest Periods	21
4	Repayment and prepayment	26
5	Fees and expenses	29
6	Payments and taxes; accounts and calculations	30
7	Representations and warranties	33
8	Undertakings	37
9	Conditions	49
10	Events of Default	50
11	Indemnities	53
12	Unlawfulness, increased costs and bail-in	54
13	Application of moneys, set off, pro-rata payments and miscellaneous	56
14	Accounts	58
15	Assignment, transfer and lending office	58
16	Notices and other matters	60
17	Governing law	61
18	Jurisdiction	61
Schedule 1 Form of Drawdown Notice		64
Schedule 2 Conditions precedent		65
Schedule 3 Form of Compliance Certificate		70
Schedule 4 Form of Sustainability Performance Certificate		71
Execution Page		72

THIS AGREEMENT dated 3 November 2025 is made BY and BETWEEN:

(1)         ARISTEIDIS SHIPPING LTD as Borrower; and

(2)         CREDIABANK S.A. as Lender.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1	PURPOSE, DEFINITIONS AND CONSTRUCTION

1.1	Purpose

This Agreement sets out the terms and conditions upon which the Lender agrees to make available to the Borrower a loan facility in an amount not exceeding in aggregate the least of (i) twenty six million nine hundred and twenty four thousand three hundred and twenty Dollars (USD26,924,320), (ii) 75% of the Valuation Amount of the Vessel (to be determined no more than 20 days prior to the Drawdown Date in respect of the Delivery Advance) and (iii) 75% of the Contract Price of the Vessel under the Shipbuilding Contract, to be made available in several Advances for the purposes of providing to the Borrower partial pre- and post-delivery financing of the Contract Price of the Vessel, upon and subject to the terms and conditions of this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Advance“ means any of the Pre-delivery Advances and the Delivery Advance and, as the context may require, the amount thereof outstanding at any relevant time;

"affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Applicable Margin” means:

(a)

in respect of the Loan less an amount equivalent the Pledged Deposit Amount, 1.65% (one point six five per cent) per annum (the "Applicable Margin A"), as the same may be reduced by the Sustainability Pricing Adjustment in accordance with Clause 3.13 (Sustainability Pricing Adjustment); and

(b)	in respect of the part of the Loan equivalent the Pledged Deposit Amount, zero point seven five per cent (0.75%) per annum;

“Approved Broker” means each of Barry Rogliano Salles, Fearnleys A.S., Simpson Spence & Young Shipbrokers Ltd., Howe Robinson, Galbraiths or any other first-class independent firm of internationally known shipbrokers appointed by the Lender and agreed with the Borrower to be an Approved Broker for the purposes of this Agreement;

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;

“Bail-In Action” means the exercise of any Write-down and Conversion Powers;

“Bail-In Legislation” means, in relation to an EU Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

“Balloon Instalment” has the meaning given to it in clause 4.1.1, as the same may reduce from time to time;

““Banking Day” means:

(a)	a day on which banks are open in Athens (excluding Saturdays and Sundays);

(b)	in respect of a day on which a payment is required to be made under a Security Document, a day on which banks are open in New York City (excluding Saturdays and Sundays);

(c)	a day on which banks are open in each country or place where a payment is required to be made under a Security Document (excluding Saturdays and Sundays); and

(d)	(in relation to the fixing of an interest rate) a day which is a US Government Securities Business Day;”;

“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrower” means Aristeidis Shipping Ltd, a corporation incorporated in Liberia and having its registered address at 80 Broad Street, Monrovia, Liberia;

“Break Costs” means the aggregate amount of all losses, premiums, penalties, costs and expenses whatsoever certified by the Lender at any time and from time to time as having been incurred by the Lender in maintaining or funding the Loan or in liquidating or re-employing fixed deposits acquired to maintain the same as a result of either:

(a)

any repayment or prepayment of the Loan or any part thereof otherwise than (i) in accordance with clause 4.1, or (ii) on an Interest Payment Date whether on a voluntary or involuntary basis or otherwise howsoever; or

(b)	the Borrower failing or being incapable of drawing the Loan after the Drawdown Notice has been given;

“Builder” means Nantong Xiangyu Shipbuilding & Offshore Engineering Co., Ltd., a corporation incorporated and existing under the laws of the People's Republic of China, having its registered office at Xiangyu Road, Wujie Town, Tongzhou District, Nantong City, Jiangsu Province, the People's Republic of China;

“Casualty Amount" means one million Dollars (USD1,000,000) (or the equivalent in any other currency);

“Certified Copy” means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up to date copy of the original by any of the directors or officers for the time being of such company or by such company’s attorneys or solicitors;

“Charter Assignment” means a specific assignment of each Extended Employment Contract required to be executed hereunder by the Borrower in favour of the Lender (including any notices and/or acknowledgements and/or undertakings associated therewith) in such form as the Lender may require and the Borrower may agree;

“Classification” means, in relation to the Vessel, the highest class available for a vessel of her type with the Classification Society;

“Classification Society” means any classification society which is a member of the International Association of Classification Societies which the Lender shall, at the request of the Borrower, have agreed in writing shall be treated as the classification society in relation to the Vessel for the purposes of the relevant Ship Security Documents;

“Co-assured Insurances Assignment” means an undertaking and assignment of the rights, title and interest in and to all the benefit of the Insurances in respect of the Vessel and subordination of its claims to the Lender to be executed hereunder by any co-assured party in favour of the Lender in such form as the Lender may require and the Borrower may agree;

“Code” means the US Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder;

“Commitment” means twenty six million nine hundred and twenty four thousand three hundred and twenty Dollars (USD26,924,320) which the Lender is obliged to lend to the Borrower under this Agreement, as such amount may be reduced and/or cancelled under this Agreement;

“Compliance Certificate” means a certificate substantially in the form set out in schedule 3 signed by the chief financial officer of the Corporate Guarantor;

“Compulsory Acquisition” means, in respect of the Vessel, requisition for title or other compulsory acquisition including, if the Vessel is not released therefrom within the Relevant Period, capture, appropriation, forfeiture, seizure, detention, deprivation or confiscation howsoever for any reason (but excluding requisition for use or hire) by or on behalf of any Government Entity or other competent authority or by pirates, hijackers, terrorists or similar persons; "Relevant Period" means for the purposes of this definition of Compulsory Acquisition either (i) two (2) calendar months or, (ii) in respect of pirates, hijackers, terrorists or similar persons, if relevant underwriters confirm in writing (in terms satisfactory to the Lender) prior to the end of such two (2) calendar months period that such capture, appropriation, forfeiture, seizure, detention, deprivation or confiscation will be fully covered by the Borrower’s relevant insurances, the shorter of twelve (12) months after the date upon which the relevant incident occurred and such period at the end of which the relevant cover expires;

“Contract Price” means USD35,915,911 as this may be increased or decreased in accordance with the Shipbuilding Contract, being the total price payable for the construction and acquisition of the Vessel by the Borrower to the Builder under Article II of the Shipbuilding Contract;

“Corporate Guarantee” means the unconditional, irrevocable and on demand guarantee of the obligations of the Borrower under this Agreement required to be executed by the Corporate Guarantor in favour of the Lender in such form as the Lender may require and the Borrower may agree;

“Corporate Guarantor” means Eurodry Ltd., a corporation listed on NASDAQ and incorporated in the Marshall Islands with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Delivery“ means the delivery of the Vessel by the Builder to the Borrower and the acceptance of the Vessel by the Borrower, under the Shipbuilding Contract;

“Delivery Advance“ means a borrowing of all or part of the Loan under this Agreement up to the applicable Maximum Available Amount, for the purpose of financing the Delivery Instalment;

“Delivery Date“ means the date on which Delivery of the Vessel occurs;

“Delivery Instalment“ means the instalment of the Contract Price payable for the Vessel under sub-paragraph (e) of article II, paragraph 3 of the Shipbuilding Contract in the amount of USD17,957,955.50, as this may be increased or decreased in accordance with the Shipbuilding Contract;

“Dollars” and “USD” mean the lawful currency of the USA and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US dollars);

“Drawdown Date” means any date being a Banking Day falling during the Drawdown Period on which the Loan is, or is to be, made available;

“Drawdown Notice” means a notice substantially in the form of schedule 1;

“Drawdown Period” means the period commencing on the Execution Date and ending on the earliest of:

(i)	in respect of Pre-Delivery Instalment B, 31 December 2025, and in respect of the Delivery Advance, 31 January 2028 (or in each case such later date as the Lender may agree in its sole discretion);

(ii)	the date on which the Vessel has been delivered by the Builder to the Borrower pursuant to the terms of the Shipbuilding Contract;

(iii)	the date on which the Shipbuilding Contract is cancelled and/or terminated; and

(iv)	any date on which the Commitment is finally cancelled or fully drawn under the terms of this Agreement;

“Earnings” means all moneys whatsoever from time to time due or payable to the Borrower during the Facility Period arising out of the use or operation of the Vessel including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the Borrower in event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, and damages for breach (or payments for variation or termination) of any charterparty or other contract (including any contract of affreightment) for the employment of the Vessel (including any proceeds under any loss of hire insurance, if applicable);

“Earnings Account” means an interest bearing USD current account opened or (as the context may require) to be opened by the Borrower with the Lender and includes any sub-accounts thereof and any other account designated in writing by the Lender to be the Earnings Account for the purposes of this Agreement;

“Earnings Account Pledge” means a first priority pledge required to be executed hereunder between the Borrower and the Lender in respect of the Earnings Account in such form as the Lender may require and the Borrower may agree;

“EIAPP Certificate” means the Engine International Air Pollution Prevention Certificate issued or to be issued pursuant to Annex VI of the International Convention for the Prevention of Pollution from Ships, MARPOL 73/78 (Regulations for the Prevention of Air Pollution from Ships) in relation to the Vessel;

“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, assignment, title retention having a similar effect, preferential right, option, trust arrangement or security interest or other encumbrance, security or arrangement conferring howsoever a priority of payment in respect of any obligation of any person (excluding preferential payment rights granted by preferred shares);

“Environmental Affiliate” means any agent or employee of the Borrower, the Manager or any other Group Member or any other person having a contractual relationship with the Borrower, the Manager or any other Group Member in connection with the Vessel or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from the Vessel;

“Environmental Approvals” means all authorisations, consents, licences, permits, exemptions or other approvals required under applicable Environmental Laws;

“Environmental Claim” means (i) any claim by, or directive from, any applicable Government Entity alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident or (ii) any claim by any other third party howsoever relating to or arising out of an Environmental Incident (and, in each such case, “claim” shall include a claim for damages and/or direction for and/or enforcement relating to clean-up costs, removal, compliance, remedial action or otherwise) or (iii) any Proceedings arising from any of the foregoing;

“Environmental Incident” means, regardless of cause, (i) any discharge or release of Environmentally Sensitive Material from any Relevant Ship; (ii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Ship which involves collision between a Relevant Ship and such other vessel or some other incident of navigation or operation, in either case, where the Relevant Ship, the Manager and/or the Borrower and/or the relevant Operator are actually, contingently or allegedly at fault or otherwise howsoever liable (in whole or in part) or (iii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Ship and where such Relevant Ship is actually or potentially liable to be arrested as a result and/or where the Manager and/or the Borrower and/or other Group Member and/or the relevant Operator are actually, contingently or allegedly at fault or otherwise howsoever liable;

“Environmental Laws” means all laws, regulations, conventions and agreements whatsoever relating to pollution, human or wildlife well-being or protection of the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the USA);

“Environmentally Sensitive Material” means oil, oil products or any other products or substance which are polluting, toxic or hazardous or any substance the release of which into the environment is howsoever regulated, prohibited or penalised by or pursuant to any Environmental Law;

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

“Event of Default” means any of the events or circumstances listed in clause 10.1;

“Execution Date” means the date on which this Agreement has been executed by all the parties hereto;

“Extended Employment Contract” means, in respect of the Vessel and at any relevant time, any bareboat charterparty (irrespective of the duration of such charterparty) or any time charterparty or other contract of employment of such ship (including the entry of the Vessel in any pool) which has a remaining tenor exceeding twelve (12) months at such time;

“Facility Period” means the period starting on the date of this Agreement and ending on such date as all obligations whatsoever of all of the Security Parties under or pursuant to the Security Documents whensoever arising, actual or contingent, have been irrevocably paid, performed and/or complied with;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)

any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under a Security Document required by FATCA;

“FATCA Exempt Party” means a party to a Security Document that is entitled to receive payments free from any FATCA Deduction;

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Lender is not a FATCA Exempt Party, could be required to make a FATCA Deduction;

“Flag State” means the country, which is acceptable to the Lender, on whose flag the Vessel is or is to be registered in the ownership of the Borrower;

“General Assignment” means, in respect of the Vessel, the deed of assignment of its earnings, insurances and requisition compensation executed or to be executed by the Borrower in favour of the Lender in such form as the Lender may require and the Borrower may agree;

“Government Entity” means any national or local government body, tribunal, court or regulatory or other agency and any organisation of which such body, tribunal, court or agency is a part or to which it is subject;

“Group” means, at any relevant time, the Corporate Guarantor and its Subsidiaries (including the Borrower);

“Group Member” means any member of the Group;

“HMT” means His Majesty’s Treasury;

"Holding Company" means, in relation to a person, any other person in relation to which it is a Subsidiary;

“IAPP Certificate” means the International Air Pollution Prevention Certificate issued or to be issued pursuant to Annex VI of the International Convention for the Prevention of Pollution from Ships, MARPOL 73/78 (Regulations for the Prevention of Air Pollution from Ships) in relation to the Vessel;

“Indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money;

“Initial Valuation Amount“ means the Valuation Amount of the Vessel calculated in accordance with the valuation referred to in paragraph (n) of Schedule 2, Part 3;

“Insurances” means all policies and contracts of insurance (which expression includes all entries of the Vessel in a protection and indemnity or war risks association) which are from time to time during the Facility Period in place or taken out or entered into by or for the benefit of the Borrower (whether in the sole name of the Borrower, or in the joint names of the Borrower and the Mortgagee or otherwise) in respect of the Vessel or otherwise howsoever in connection with the Vessel and all benefits thereof (including claims of whatsoever nature and return of premiums);

“Interest Payment Date” means the last day of an Interest Period and, if an Interest Period is longer than three (3) months, the date falling at the end of each successive period of three (3) months from the start of such Interest Period;

“Interest Period” means each period for the calculation of interest in respect of the Loan or an Advance ascertained in accordance with clauses 3.2 (Selection of Interest Periods) and 3.3 (Determination of Interest Periods);

"Interpolated Term SOFR" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Term SOFR (as of the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)

if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for the day which is two US Government Securities Business Days before the Quotation Day; and

(b)	the applicable Term SOFR (as of the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan;

“ISM Code” means in relation to its application to the Borrower, the Vessel and its operation:

(a)

‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 December 1993 and incorporated on 19 May 1994 into Chapter IX of the International Convention for Safety of Life at Sea 1974 (SOLAS 1974); and

(b)

all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including, without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 December 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” means, in relation to the Vessel, the document of compliance (DOC) and safety management certificate (SMC) issued by a Classification Society pursuant to the ISM Code in relation to the Vessel within the periods specified by the ISM Code;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulations issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of the Vessel pursuant to the ISPS Code;

“Latest Accounts” means, in respect of any fiscal year of the Corporate Guarantor, the latest annual audited consolidated accounts of the Corporate Guarantor required to be prepared pursuant to clause 8.1.6;

“Lender” means CrediaBank S.A., a banking société anonyme, incorporated in and pursuant to the laws of the Hellenic Republic having its registered office at 260-262 Kifissias Avenue, Chalandri 15231, Greece, with General Commercial Registry Corporate Registration Number (ΓΕΜΗ): 255501000 and Tax Registration Number: 094014170;

“Lightweight” means the lightweight tonnage of the Ship as provided in (i) the Ship’s capacity plan or (ii) at the Lender’s discretion the Ship’s trim and stability booklet;

“Loan” means the aggregate principal amount in respect of the Loan Facility owing to the Lender under this Agreement at any relevant time;

“Loan Facility” means the loan facility provided by the Lender on the terms and subject to the conditions of this Agreement in an amount not exceeding the least of (i) twenty six million nine hundred and twenty four thousand three hundred and twenty Dollars (USD26,924,320), (ii) 75% of the Initial Valuation Amount of the Vessel (to be determined no more than 20 days prior to the Drawdown Date in respect of the Delivery Advance) and (iii) 75% of the Contract Price of the Vessel under the Shipbuilding Contract;

“Management Agreement” means, in respect of the Vessel, the agreement between the Borrower and the Manager, in a form reasonably approved by the Lender;

“Manager” means Eurobulk Ltd., a corporation incorporated in Liberia with its registered address at 80 Broad Street, Monrovia, Liberia and having its place of business at 4 Messogiou & Evropis Street, 151 24 Maroussi, Greece, or any other commercial and/or technical manager appointed by the Borrower, with the prior written consent of the Lender, as the manager of the Vessel;

“Manager's Undertaking” means, in respect of the Vessel, the undertaking and assignment of insurances required to be executed hereunder by the Manager in favour of the Lender in such form as the Lender may require and the Borrower may agree;

“Material Adverse Effect” means a material adverse effect on (i) the Lender’s rights under, or the security provided by, any Security Document, (ii) the ability of any Security Party to perform or comply on time with any of its obligations under any Security Document to which it is a party or (iii) the value or nature of the property, assets, operations, liabilities or financial condition of any Security Party (other than the Manager);

“Maturity Date” means the date falling 7 years after the Drawdown Date in respect of the Delivery Advance;

“Maximum Available Amount“ means, in relation to each Advance, an amount equal to:

(c)	in relation to the Pre-Delivery Advance relating to the payment of Pre-Delivery Instalment B, an amount equal to the lesser of:

(i)    USD3,591,591.10; and

(ii)    100 per cent. of the Pre-Delivery Instalment B,

(herein “Pre-delivery Advance A”);

(d)	in relation to the Pre-Delivery Advance relating to the payment of Pre-Delivery Instalment C, an amount equal to the lesser of:

(i)    USD3,591,591.10; and

100 per cent. of the Pre-Delivery Instalment C;

(e)	in relation to the Pre-Delivery Advance relating to the payment of Pre-Delivery Instalment D, an amount equal to the lesser of:

(i)	USD3,591,591.10; and

100 per cent. of the Pre-Delivery Instalment D;

(f)	in relation to the Pre-Delivery Advance relating to the payment of Pre-Delivery Instalment E, an amount equal to the lesser of:

(i)    USD3,591,591.10; and

100 per cent. of the Pre-Delivery Instalment E;

(g)	in relation to the Delivery Advance, an amount equal to the least of:

(i)    USD12,557,955.50;

(ii)    75 per cent. of the Delivery Instalment;

(iii)    such amount as when aggregated with the other Advances drawn under the Loan does not exceed 75 per cent. of the Initial Valuation Amount; and

such amount as when aggregated with the other Advances drawn under the Loan does not exceed 75 per cent. of the Contract Price;

“MII & MAP Policy” means a mortgagee’s interest and pollution risks insurance policy (including, but not limited to, additional perils (pollution) cover) in respect of the Vessel to be effected by the Lender on or before the Drawdown Date in respect of the Delivery Advance to cover the Vessel as the same may be renewed or replaced annually thereafter and maintained throughout the Facility Period through such brokers, with such underwriters and containing such coverage as may be acceptable to the Lender in its sole discretion, insuring a sum of at least one hundred and ten per cent (110%) of the Loan in respect of mortgagee’s interest insurance and one hundred and ten per cent (110%) of the Loan in respect of additional perils (pollution) cover;

“Money Laundering” has the meaning given to it in Article 1 of the Directive (EU) 2015/849 of the European Parliament and of the Council of the European Union of 20 May 2015;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no the Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means the first preferred Liberian ship mortgage of the Vessel required to be executed hereunder by the Borrower, to be in such form as the Lender may require and the Borrower may agree;

“NASDAQ” means the stock exchange run by the US National Association of Securities Dealers with the main exchange located in the United States of America, originally an acronym for the National Association of Securities Dealers Automatic Quotations;

“Net Worth” means by reference to the Latest Accounts, the Total Assets less Total Liabilities of the Group;

“OFAC” means the Office of Foreign Assets Control of the US Department of Treasury;

“Operator” means any person who is from time to time during the Facility Period concerned in the operation of a Relevant Ship and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;

“Permitted Encumbrance” means any Encumbrance in favour of the Lender created pursuant to the Security Documents any Encumbrance created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while the Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; Encumbrances arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made and Permitted Liens;

“Permitted Liens” means:

(a)	any lien arising under the Shipbuilding Contract;

(b)	any lien on the Vessel for master's, officer's or crew's wages outstanding in the ordinary course of trading;

(c)	any lien for salvage;

(d)

any ship repairer's or outfitter's possessory lien for a sum not (except with the prior written consent of the Lender) exceeding the Casualty Amount, unless such person shall first have given to the Agent in terms satisfactory to it a written undertaking not to exercise any lien on the Vessel or her Earnings for the cost of such works;#

(e)

any lien arising in the ordinary course of trading by statute or by operation of law in respect of obligations which are not overdue (and while such obligations are not overdue) or which are being contested in good faith by bona fide and appropriate proceedings (and for the payment of which adequate, freely-available reserves have been provided) unless such proceedings or the continued existence of such lien makes likely the sale, forfeiture or loss of, or of any interest in, the Vessel; and

(f)	liens securing liabilities for Taxes against which adequate, freely-available reserves have been provided;

“Pertinent Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment or assets, carries on, or has a place of business or is otherwise howsoever effectively connected;

“Pledged Deposit Account” means an interest-bearing USD current account opened by the Borrower or the Manager with the Lender and includes any sub-accounts thereof and any other account designated in writing by the Lender to be a Pledged Deposit Account for the purposes of this Agreement, and in the plural means all of them;

“Pledged Deposit Account Pledge” means a first priority charge required to be executed hereunder between the Borrower or the Manager (as the case may be) and the Lender in respect of the relevant Pledged Deposit Account in such form as the Lender may require and the Borrower may agree;

“Pledged Deposit Amount” means the aggregate of the amounts standing to the credit of the Pledged Deposit Account in accordance with Clause 3.12;

“Pre-delivery Advance“ means a borrowing of all or part of the Loan under this Agreement up to the relevant Maximum Available Amount, or, as the context may require, the principal amount outstanding of that Pre-delivery Advance at any relevant time for the purpose of financing the relevant Pre-Delivery Instalment under the Shipbuilding Contract;

“Pre-Delivery Contracts“ means the Shipbuilding Contract and the Refund Guarantee;

“Pre-Delivery Instalment“ means each of Pre-Delivery Instalment A, Pre-Delivery Instalment B, Pre-Delivery Instalment C, Pre-Delivery Instalment D and Pre-Delivery Instalment E;

“Pre-Delivery Instalment A“ means the instalment of the Contract Price payable under sub-paragraph (a) of article II, paragraph 3 of the Shipbuilding Contract being at the date of this Agreement in the amount of USD3,591,591.10;

“Pre-Delivery Instalment B“ means the instalment of the Contract Price payable under sub-paragraph (b) of article II, paragraph 3 of the Shipbuilding Contract being at the date of this Agreement in the amount of USD3,591,591.10;

“Pre-Delivery Instalment C“ means the instalment of the Contract Price payable under sub-paragraph (c) of article II, paragraph 3 of the Shipbuilding Contract being at the date of this Agreement in the amount of USD3,591,591.10;

“Pre-Delivery Instalment D“ means the instalment of the Contract Price payable under sub-paragraph (d) of article II, paragraph 3 of the Shipbuilding Contract being at the date of this Agreement in the amount of USD3,591,591.10;

“Pre-Delivery Instalment E“ means the instalment of the Contract Price payable under sub-paragraph (e) of article II, paragraph 3 of the Shipbuilding Contract being at the date of this Agreement in the amount of USD3,591,591.10;

“Pre-Delivery Security Assignment“ means a document creating an assignment over the Pre-Delivery Contracts in such form as the Lender may require and the Borrower may agree;

“Proceedings” means any litigation, arbitration, legal action or complaint or judicial, quasi-judicial or administrative proceedings whatsoever arising or instigated by anyone (private or governmental) in any court, tribunal, public office or other forum whatsoever and wheresoever (including, without limitation, any action for provisional or permanent attachment of any thing or for injunctive remedies or interim relief and any action instigated on an ex parte basis);

"Published Rate" means:

(a)    SOFR; or

(b)    the Term SOFR for any Quoted Tenor;

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Lender and the Borrower, materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)

the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)	in the opinion of the Lender and the Borrower, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement;

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant loan market, in which case the Quotation Day will be determined by the Lender in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days);

“Quoted Tenor” means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service;

“Reference Rate” means, in relation to the Loan or any part of the Loan:

(a)	the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause 3.5 (Unavailability of Term SOFR), and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero;

“Refund Guarantee“ means the guarantee issued or to be issued by the Refund Guarantor in favour of the Borrower pursuant to the Shipbuilding Contract in respect of each Pre-Delivery Instalment, as the same may be amended from time to time;

“Refund Guarantor“ means Agricultural Bank of China, a corporation incorporated in the People's Republic of China acting through its Xiamen branch and with its registered office at No. 98 ABC Building Jiahe Road, Xiamen City, Fujian 361004, People's Republic of China or any other Chinese bank, acceptable to the Lender, that may issue a Refund Guarantee pursuant to the Shipbuilding Contract;

“Registry” means the office of the registrar, commissioner or representative of the Flag State, who is duly empowered to register the Vessel, the Borrower’s title thereto and the Mortgage under the laws and flag of the Flag State;

“Relevant Nominating Body” means any applicable central bank, regulator or other competent supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board;

“Relevant Ship” means each of the Vessel and any other ship from time to time (whether before or after the date of this Agreement) owned by any Group Member;

“Repayment Date” means the date on which any instalment of the Loan is repayable under the provisions of clause 4.1.1;

“Repayment Instalment” means in respect of the Loan, each of the repayment instalments (including the Balloon Instalment) falling due under and in accordance with clause 4.1.1, as the same may be reduced in accordance with this Agreement;

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)

if paragraph (a) does not apply, in the opinion of the Lender and the Borrower, generally accepted in the international or any relevant domestic loan markets as the appropriate successor to a Published Rate; or

(c)	if paragraphs (a) and (b) do not apply, in the opinion of the Lender and the Borrower, an appropriate successor to a Published Rate;

“Required Authorisation” means any authorisation, consent, declaration, licence, permit, exemption, approval or other document, whether imposed by or arising in connection with any law, regulation, custom, contract, security or otherwise howsoever which must be obtained at any time from any person, Government Entity, central bank or other self-regulating or supra-national authority in order to enable the Borrower lawfully to borrow the Loan (or any part thereof) and/or to enable any Security Party lawfully and continuously to continue its corporate existence and/or perform all its obligations whatsoever whensoever arising and/or grant security under the relevant Security Documents and/or to ensure the continuous validity and enforceability thereof;

“Required Security Amount” means the amount in USD (as certified by the Lender) which is from the Delivery Date and at any relevant time thereafter one hundred and twenty five per cent (125%) of the Loan;

“Requisition Compensation” means all moneys or other compensation from time to time payable during the Facility Period by reason of Compulsory Acquisition of the Vessel;

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers;

“Restricted Person” means a person that is:

(a)	listed on, or directly or indirectly owned or controlled (as such terms are defined by the relevant Sanctions Authority) by a person listed on, any Sanctions List;

(b)	located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organised under the laws of, a Sanctions Restricted Jurisdiction; or

(c)	otherwise a target of Sanctions;

“Sanctions” means any economic, financial or trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:

(a)	the United States government;

(b)	the United Nations;

(c)	the European Union or any of its Member States;

(d)	the United Kingdom;

(e)	any country to which any Security Party or any other Group Member or any affiliate of any of them is bound; or

(f)	the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Sanctions Authorities.

“Sanctions Authorities” means together, the United States Department of State, HMT and OFAC and in the singular means each of them;

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the “Consolidated List of Financial Sanctions Targets in the UK” issued by HMT, or any similar list issued or maintained or made public by any of the Sanctions Authorities;

“Sanctions Restricted Jurisdiction” means a country or territory that is the target of country or territory -wide Sanctions;

“Security Documents” means this Agreement, the Pre-Delivery Security Assignment, the Corporate Guarantee, the Mortgage, the General Assignment, any Charter Assignment, the Earnings Account Pledge, the Pledged Deposit Account Pledge, the Shares Pledge, the Manager’s Undertaking, any Co-assured Insurances Assignment, any Tripartite Deed and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or to govern and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrower pursuant to this Agreement (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means the Borrower, the Corporate Guarantor, the Manager or any other person who may at any time be a party to any of the Security Documents (other than the Lender);

“Security Value” means the amount in USD (as certified by the Lender) which is, from the Delivery Date and at any relevant time thereafter, the aggregate of (a) the Valuation Amount of the Vessel, (b) the net realizable market value of any additional security for the time being actually provided to the Lender pursuant to clause 8.2.1(b) and (c) the Pledged Deposit Amount, it being agreed however that in case of additional security in the form of cash in Dollars, the same will be valued on a Dollar for Dollar basis;

“Shares Pledge” means the pledge of the shares of and in the Borrower to be executed by the Corporate Guarantor in favour of the Lender, to be in such form as the Lender may require and the Borrower may agree;

“Ship Security Documents” means the Mortgage, the General Assignment, any Charter Assignment, any Tripartite Deed, the Manager’s Undertaking and any Co-assured Insurances Assignment;

“Shipbuilding Contract” means the shipbuilding contract dated 30 June 2024 (as amended by a novation agreement dated 14 October 2024 and as amended and restated on 14 October 2024 and as amended and/or supplemented by an Addendum No.1 dated 14 October 2024 and an Addendum No.2 dated 15 November 2024 and as the same may be further amended and/or supplemented from time to time) in respect of the Vessel made between the Builder as seller and the Borrower as buyer of the Vessel for a construction and purchase price of USD35,915,911;

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Taxes” includes all present and future income, corporation, capital or value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties in respect thereto, if any, and charges, fees or other amounts made on or in respect thereof (and “Taxation” shall be construed accordingly);

“Term SOFR” means the Term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published by Group Benchmark Administration Limited (or any other person which takes over the publication of that rate);

“Total Assets” and “Total Liabilities” mean, respectively, the total assets and total liabilities of the Group as evidenced at any relevant time by the Latest Accounts, in which they shall have been calculated by reference to the meanings assigned to them in accordance with US GAAP provided that the value of any ship shall be the market value thereof calculated in accordance with clause 8.2.5(i) and not as set out in the Latest Accounts;

“Total Commitment” means, at any relevant time, the aggregate of the Commitments of the Lender at such time;

“Total Loss” means, in relation to the Vessel:

(a)	the actual, constructive, compromised or arranged total loss of the Vessel; or

(b)	Compulsory Acquisition; or

(c)

any hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Vessel not falling within the definition of Compulsory Acquisition, unless the Vessel be released and restored to the Borrower within one hundred and twenty (120) days after such incident;

“Tripartite Deed” means, if the Vessel is subject to a bareboat charter, a deed containing (inter alia) an assignment of the relevant charterer’s interest in the insurances of the Vessel, required to be executed by the Borrower and the relevant charterer in favour of the Lender in such form as the Lender may require in its sole discretion and the relevant charterer may agree;

“Underlying Documents” means, together, the Shipbuilding Contract, the Refund Guarantee, any Extended Employment Contracts and the Management Agreement;

“Unlawfulness” means any event or circumstance which is the subject of a notification by the Lender to the Borrower under clause 12.1;

“US Government Securities Business Day” means any day other than:

(a)	a Saturday or a Sunday; and

(b)

a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities;

"US Tax Obligor" means:

(a)         the Borrower if it is resident for tax purposes in the USA; or

(b)         a Security Party some or all of whose payments under the Security Documents          are from sources within the USA for US federal income tax purposes;

“USA” means the United States of America;

“Valuation Amount” means the value of the Vessel most recently determined under Clause 8.2.2 (Valuation of Vessel);

“Vessel” means the ultramax bulker of 63,500 dwt being built by the Builder and to be acquired by the Borrower from the Builder pursuant to the Shipbuilding Contract and registered in the name of the Borrower under the Liberian flag with the name “ARISTEIDIS” and official number 25707;

”Write-down and Conversion Powers” means, in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

1.3	Construction

In this Agreement, unless the context otherwise requires:

1.3.1	clause headings and the index are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

1.3.2

references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules and any supplemental agreements executed pursuant hereto;

1.3.3

references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as duly amended and/or supplemented and/or novated;

1.3.4

references to the Lender's “cost of funds” in relation to the Loan or any part of the Loan is a reference to the average cost (determined either on an actual or a notional basis) which the Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of the Loan or that part of the Loan for a period equal in length to the Interest Period of the Loan or that part of the Loan;

1.3.5

references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority;

1.3.6	references to any person in or party to this Agreement shall include reference to such person’s lawful successors and assigns and references to the Lender shall also include a Transferee Lender;

1.3.7	words importing the plural shall include the singular and vice versa;

1.3.8	references to a time of day are, unless otherwise stated, to Athens time;

1.3.9	references to a person shall be construed as references to an individual, firm, company, corporation or unincorporated body of persons or any Government Entity;

1.3.10

references to a “guarantee” include references to an indemnity or any other kind of assurance whatsoever (including, without limitation, any kind of negotiable instrument, bill or note) against financial loss or other liability including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.3.11

references to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re enacted or modified or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or legislative provision;

1.3.12

a certificate by the Lender as to any amount due or calculation made or any matter whatsoever determined in connection with this Agreement shall be conclusive and binding on the Borrower except for manifest error;

1.3.13

if any document, term or other matter or thing is required to be approved, agreed or consented to by the Lender such approval, agreement or consent must be obtained in writing unless the contrary is stated;

1.3.14	time shall be of the essence in respect of all obligations whatsoever of the Borrower under this Agreement, howsoever and whensoever arising;

1.3.15	and the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.3.16	a Default and an Event of Default are continuing if they have not been remedied or waived.

1.4	References to currencies

Currencies are referred to in this Agreement by the three letter currency codes (ISO 4217) allocated to them by the International Organisation for Standardisation.

1.5	Contracts (Rights of Third Parties Act) 1999

Except for clause 18, no part of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

2	THE COMMITMENT AND CANCELLATION

2.1	Agreement to lend

The Lender, relying upon each of the representations and warranties in clause 7, agrees to make available to the Borrower upon and subject to the terms of this Agreement, the Loan Facility in several Advances for the purposes of providing to the Borrower partial pre- and post-delivery financing of the Contract Price of the Vessel.

2.2	Drawdown

2.2.1

Subject to the terms and conditions of this Agreement, each Advance shall be made available to the Borrower following receipt by the Lender from the Borrower of a Drawdown Notice not later than 10:00 a.m. two Banking Days before the date, which shall be a Banking Day falling within the Drawdown Period, on which the Borrower proposes such Advance is made available.

2.2.2	The Drawdown Notice shall be effective on actual receipt by the Lender and, once given, shall, subject as provided in clause 3.5, be irrevocable.

2.3	Limitation and application of the Loan

2.3.1	The principal amount specified in a Drawdown Notice for borrowing on a Drawdown Date shall, subject to the terms of this Agreement, not exceed the Maximum Available Amount in respect of that Advance.

2.3.2	Each Advance shall be paid forthwith upon drawdown to the Earnings Account and must then be paid on to such account of the Builder as the Borrower shall stipulate in the relevant Drawdown Notice.

2.3.3

The Lender (at its sole discretion) may, at the Borrower’s request, agree to preposition on the relevant Drawdown Date the amount of the Delivery Advance by making payment of such amount to such account of the Builder’s bank in suspense status or any escrow agent as the Borrower shall stipulate in the Drawdown Notice on terms that such amounts shall be held to the order of the Lender until such time as the Lender confirms in writing that it may be released.

2.4	Availability

2.4.1

The Borrower acknowledges that payment of an Advance referred to in clause 2.3.2 to the account or accounts specified in the relevant Drawdown Notice shall satisfy the obligation of the Lender to lend that Advance to the Borrower under this Agreement.

2.5	Cancellation in changed circumstances

2.5.1

The Borrower may at any time during the Facility Period by notice to the Lender (effective only on actual receipt) cancel with effect from a date not less than ten (10) Banking Days after receipt by the Lender of such notice, all or part of the undrawn Total Commitment.

2.5.2

The Borrower may also at any time during the Facility Period by notice to the Lender (effective only on actual receipt) prepay and/or cancel with effect from a date not less than ten (10) Banking Days after receipt by the Lender of such notice, the whole but not part only, but without prejudice to the Borrower’s obligations under clauses 3.5, 6.6 and 12, of the Commitment (if any). Upon any notice of such prepayment and cancellation being given, the Commitment shall be reduced to zero, the Borrower shall be obliged to prepay the Loan and the Lender's related costs (including but not limited to Break Costs if any if such prepayment is effected on a day which is not the next Interest Payment Date) on such date, but always without any premium or penalty, and the Lender shall be under no obligation to make available the Loan (or any part thereof).

2.6	Use of proceeds

2.6.1	Without prejudice to the Borrower’s obligations under clause 8.1.4, the Lender shall not have any responsibility for the application of the proceeds of any Advance or any part thereof by the Borrower.

2.6.2

The Borrower shall not, and shall procure that each Security Party and each other Group Member and any Subsidiary of any of them shall not, permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Loan or other transactions contemplated by this Agreement to fund or facilitate trade, business or other activities: (i) involving or for the benefit of any Restricted Person; or (ii) in any other manner that could result in the Borrower or any other Security Party being in breach of any Sanctions or becoming a Restricted Person.

2.6.3

The Borrower shall not use any part of the proceeds of the Loan for the purposes of acquiring shares in the share capital of the Lender or other banks and/or financial institutions or acquiring hybrid capital debentures (τίτλους υβριδικών κεφαλαίων) of the Lender or other banks and/or financial institutions.

3	INTEREST AND INTEREST PERIODS

3.1	Normal interest rate

The Borrower must pay interest on the Loan and each Advance in respect of each Interest Period relating thereto on each Interest Payment Date at the rate per annum determined by the Lender to be the aggregate of (i) the Applicable Margin in respect thereof and (ii) the Reference Rate for such period.

3.2	Selection of Interest Periods

Subject to clause 3.3, the Borrower may by notice received by the Lender not later than 10:00 a.m. on the second Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of one (1), three (3) or six (6) months or such other period as the Borrower may select and the Lender may agree.

3.3	Determination of Interest Periods

Subject to clause 3.3.1 every Interest Period shall be of the duration specified by the Borrower pursuant to clause 3.2 but so that:

3.3.1

the first Interest Period in respect of an Advance shall start on the date such Advance is drawn and shall terminate (i) in respect of the first Advance to be made available, on the date specified by the Borrower and (ii) in respect of subsequent Advances, on the date of termination of the then current Interest Period in respect of the already drawn amount of the Loan, and shall thereupon be consolidated therewith, and each subsequent Interest Period shall start on the last day of the previous Interest Period;

3.3.2

if any Interest Period would otherwise overrun a Repayment Date, then, in the case of the last Interest Period, such Interest Period shall end on the Maturity Date, and in the case of any other Interest Period, the Loan shall be divided into parts so that there is one part in the amount of the Repayment Instalment due on such Repayment Date and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of the Loan having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3; and

3.3.3

if the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3, such Interest Period shall have a duration of three (3) months or such other period as shall comply with this clause 3.3.

3.4	Default interest

3.4.1

If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4 (Default interest)) on its due date for payment under any of the Security Documents, the Borrower must pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Lender pursuant to this clause 3.4 (Default interest).

3.4.2

The period starting on such due date and ending on such date of payment shall be divided into successive periods selected by the Lender each of which (other than the first, which shall start on such due date) shall start on the last day of the preceding such period.

3.4.3

The rate of interest applicable to each such period shall be the aggregate of (as determined by the Lender) (a) two per cent (2%) per annum, (b) the Applicable Margin and (c) the Reference Rate for such periods.

3.4.4

Such interest shall be due and payable on demand, or, if no demand is made, then on the last day of each such period as determined by the Lender and on the day on which all amounts in respect of which interest is being paid under this clause are paid, and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Lender under clause 10.2.2 (Acceleration) or a prepayment pursuant to clauses 4.3 (Mandatory Prepayment on Total Loss), 4.4 (Mandatory Prepayment on sale of the Vessel), 4.5 (Mandatory prepayment in relation to Pre-delivery Advances), 8.2.1(a) (Security shortfall) or 12.1 (Unlawfulness), on a date other than an Interest Payment Date relating thereto, the first such period selected by the Lender shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable.

3.4.5

If, for the reasons specified in clause 3.5.2, the Lender is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4 (Default interest), interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be two per cent (2%) per annum above the aggregate of the Applicable Margin and the cost of funds to the Lender compounded at such intervals as the Lender selects.

3.5	Unavailability of Term SOFR

3.5.1

Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

3.5.2

Cost of funds: If clause 3.5.1 applies but it is not possible to calculate the Interpolated Term SOFR, there shall be no Reference Rate for the Loan or that part of the Loan (as applicable) and Clause 3.7 (Cost of funds) shall apply to the Loan or that part of the Loan for that Interest Period.

3.6	Market disruption

If before close of business in Athens on the Quotation Day for the relevant Interest Period the Lender determines that its cost of funds relating to the Loan or any part of the Loan less an amount equivalent to the Pledged Deposit Amount would be in excess of the Reference Rate, then Clause 3.7 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

3.7	Cost of funds

3.7.1

If this Clause 3.7 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the Applicable Margin; and

(b)

the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum its cost of funds relating to the Loan or that part of the Loan

3.7.2

If this Clause 3.7 (Cost of funds) applies and the Lender or the Borrower so require, the Lender and the Borrower shall enter into negotiations (for a period of not more than 15 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

3.7.3	Subject to Clause 3.11 (Changes to reference rates), any substitute or alternative basis agreed pursuant to Clause 3.7.2 above shall be binding on all parties hereto.

3.7.4	If any rate notified by the Lender under Clause 3.7.1(b) is less than zero, the relevant rate shall be deemed to be zero.

3.7.5	If this Clause 3.7 (Cost of funds) applies, the Lender shall, as soon as practicable, notify the Borrower.

3.8	Notice of prepayment

If the Borrower does not agree with an interest rate set by the Lender under Clause 3.7 (Cost of funds), the Borrower may give the Lender not less than 5 Banking Days’ notice of its intention to prepay the Loan at the end of the interest period set by the Lender.

3.9	Prepayment; termination of Commitment

A notice under Clause 3.8 (Notice of prepayment) shall be irrevocable; and on the last Banking Day of the interest period set by the Lender the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Applicable Margin and the balance of all other amounts payable under this Agreement and the other Security Documents or, if the Commitment has not been advanced, the Commitment shall be reduced to zero and the Loan shall not be made to the Borrower under this Agreement thereafter.

3.10	Application of prepayment

Without prejudice to Clause 3.8 (notice of prepayment). the provisions of Clause 7 (Illegality, Prepayment and Cancellation) shall apply in relation to the prepayment made hereunder.

3.11	Changes to reference rates

If a Published Rate Replacement Event has occurred in relation to any Published Rate for dollars, any amendment or waiver which relates to:

(a)	providing for the use of a Replacement Reference Rate in place of that Published Rate; and

(b)

(i)	aligning any provision of any Security Document to the use of that Replacement Reference Rate;

(ii)

enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(iii)	implementing market conventions applicable to that Replacement Reference Rate;

(iv)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(v)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one party hereto to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrower.

3.12	Pledged Deposit

3.12.1

The Borrower and/or the Manager may deposit, or procure that there is deposited, in the Pledged Deposit Account at the beginning of an Interest Period an amount equal to either (a) an Advance or (b) the Loan or (c) an amount equal to USD1,000,000 or a whole multiple thereof.

3.12.2	The Pledged Deposit Amount shall be held on the Pledged Deposit Accounts in the form of time deposit for a period equal to the current Interest Period applicable to the Loan.

3.12.3	The deposit rate applicable to the Pledged Deposit Amount shall be as agreed between the Borrower and the Lender.

3.12.4

The Pledged Deposit Amount (or any part thereof) shall be freely available to the Borrower and/or the Manager (as the case may be) at the end of the current Interest Period applicable to the Loan PROVIDED THAT:

(a)	no Event of Default has occurred and is continuing;

(b)

The Borrower or the Manager (as the case may be) shall have given the Lender notice not later than 10.00 a.m. (Athens time) on the fifth (5th) Banking Day before the beginning of the following Interest Period, of its intention to make use in whole or in part of the Pledged Deposit Amount; and

(c)	after such use the aggregate amount of the Pledged Deposit Amount shall comply with the provisions of Clause 3.12.1 and 3.12.2.

3.13	Interest Rate Swaps

The Borrower may not enter into any interest hedging arrangements without the prior written consent of the Lender (such consent not to be unreasonably withheld or delayed).

3.14	Sustainability Pricing Adjustment

3.14.1

The Borrowers or the Corporate Guarantor shall provide the Lender with a Sustainability Performance Certificate for the Vessel within 120 (one hundred and twenty) days of the end of each Sustainability Period, providing the relevant calculations for such Sustainability Period. Failure to provide such Sustainability Performance Certificate shall not constitute a Default or an Event of Default.

3.14.2

On the first day of each Pricing Adjustment Period, the Applicable Margin A (initially of 1.65% (one point six five per cent) per annum) applicable to the Loan shall be reduced by up to 0.05% (zero point zero five percent) per annum, in case:

(a)	the Vessel's CII Rating for the previous year was at least "B", and shall remain at least "B" for the whole duration of such Pricing Adjustment Period; and

(b)

the Vessel's reported EEOI for the same period is 7.0 gCO2 per cargo ton transported/nautical mile or lower for the first three years after the Delivery Date, increasing slightly to 7.35 gCO2 per cargo ton transported/nautical mile or lower from the fourth (4th) anniversary of the Delivery Date until the Maturity Date, and shall remain reduced for the whole duration of such Pricing Adjustment Period (the "Sustainability Pricing Adjustment").

3.14.3	At the expiry of a Pricing Adjustment Period, the Applicable Margin A applicable to the relevant Advance shall revert to 1.65% (one point six five per cent) per annum.

3.14.4

The Sustainability Pricing Adjustment applicable to the Loan shall at no time exceed 0.05% (zero point zero five percent) per annum for the duration of the Facility Period and shall not be reduced further during a subsequent Pricing Adjustment Period.

3.14.5

If an Event of Default occurs, the Sustainability Pricing Adjustment shall no longer apply and the original Applicable Margin A (of 1.65% (one point six five per cent) per annum) shall apply in respect of the Loan.

3.14.6	In this clause:

"CII" means Carbon Intensity Indicator, as provided in the MARPOL Carbon Intensity Regulations.

"CII Rating" means the Vessel's attained operational carbon intensity rating, expressed as a rating from A-E in a calendar year, as calculated in accordance with the MARPOL Carbon Intensity Regulations.

"EEOI" means Energy Efficiency Operational Index as per IMO MEPC.1/Circ.684, 2009.

"Reported EEOI" is the operational efficiency of the Vessel quantified by measuring the annual average carbon intensity of the Vessel per transport work which is reported annually in gCO2 per ton of cargo shipped/nautical mile travelled and it is verified by the company's approved Classification Society or other competent authority in respect of the Vessel or in case said entities are unable to provide such a verification by the Manager.

"Pricing Adjustment Period" means the period commencing on the first day of the Interest Period after a Sustainability Performance Certificate related to the Vessel has been delivered to the Lender and ending on the first anniversary thereof provided that the last such period may last only few months as it will reach the Final Maturity Date;

"Sustainability Performance Certificate" means a certificate in an agreed form signed by a director of the Borrower or the Chief Executive Officer or Chief Financial Officer of the Corporate Guarantor, that shows the Vessel's CII Rating and sets forth the Vessel's CII Rating, and Reported EEOI certified by the approved classification society or other competent authority in respect of the Vessel.

"Sustainability Period" means, in respect of the Vessel, the period commencing on the later of (i) 1 January 2028 and (ii) the day the Vessel came under the management of the Manager, and ending on 31 December 2028, and each subsequent 12-month period thereafter.

4	REPAYMENT AND PREPAYMENT

4.1	Repayment

4.1.1	Subject to any obligation to pay earlier under this Agreement, the Borrower must repay the Loan by:

(a)	twenty eight (28) consecutive quarterly instalments in the amount of USD300,000 each; and

(b)	an instalment (the “Balloon Instalment”) in the amount of USD18,524,320,

the first repayment instalment falling due 3 months after the Drawdown Date in respect of the Delivery Advance and subsequent instalments falling due at quarterly intervals thereafter, with the final instalment falling due on the Maturity Date and the Balloon Instalment being repayable together with the final such instalment.

4.1.2

If less than the full amount of the Loan is drawn down, then each of the said repayment instalments and the Balloon Instalment shall be reduced in inverse order of maturity (commencing with the Balloon Instalment) by the amount of, in aggregate, such undrawn amount.

4.1.3	The Borrower shall on the Maturity Date also pay to the Lender all other amounts in respect of interest or otherwise then due and payable under this Agreement and the Security Documents.

4.2	Voluntary prepayment

Subject to clauses 4.3, 4.4, 4.5, 4.7 and 4.8, the Borrower may, subject to having given seven (7) days’ prior written notice thereof to the Lender, prepay any specified amount (such part being in an amount of one hundred thousand Dollars (USD100,000) or any larger sum which is an integral multiple of such amount) of the Loan on any relevant Interest Payment Date without premium or penalty.

4.3	Mandatory Prepayment on Total Loss

On the date falling one hundred and twenty (120) days after that on which the Vessel became a Total Loss or, if earlier, on the date upon which the relevant insurance proceeds are, or Requisition Compensation is, received by the Borrower (or the Lender pursuant to the Security Documents) the Borrower must prepay the Loan in full.

4.3.1	Interpretation

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:

(a)	in the case of an actual total loss of the Vessel, on the actual date and at the time the Vessel was lost or, if such date is not known, on the date on which the Vessel was last reported;

(b)

in the case of a constructive total loss of the Vessel, upon the date and at the time notice of abandonment of the Vessel is given to the then insurers of the Vessel (provided a claim for total loss is admitted by such insurers) or, if such insurers do not immediately admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by such insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

(c)

in the case of a compromised or arranged total loss of the Vessel, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of the Vessel;

(d)	in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

(e)

in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Vessel (other than within the definition of Compulsory Acquisition) by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, which deprives the Borrower of the use of the Vessel for more than ninety (90) days, upon the expiry of the period of ninety (90) days after the date upon which the relevant incident occurred.

4.4	Mandatory prepayment on sale or transfer of ownership of the Vessel

On the date of completion of the sale or transfer of ownership of the Vessel, the Borrower must prepay the Loan in full.

4.5	Mandatory prepayment in relation to Pre-Delivery Advances

If any of the following events occurs:

4.5.1	any of the events specified in Clauses 10.1.7 to 10.1.13 (inclusive) in relation to the Builder or the Refund Guarantor; or

4.5.2	any of the events specified in articles X or XI of the Shipbuilding Contract; or

4.5.3

a party to a Pre-Delivery Contract rescinds or purports to rescind or repudiates or purports to repudiate a Pre-Delivery Contract or a Pre-Delivery Contract otherwise ceases to remain in full force and effect for any reason; or

4.5.4

the Vessel becomes an actual, constructive, arranged or compromised total loss in accordance with article XII of a Shipbuilding Contract (a "Construction Total Loss") and the Borrower requires the Builder not to repair the damage but to make a refund in accordance with that article, then:

(a)	the Borrower shall promptly notify the Lender upon becoming aware of that event;

(b)	any unutilised Commitment shall be cancelled; and

(c)	on the earlier of:

(i)	30 days after the date on which the Vessel becomes a Construction Total Loss or the occurrence of an event referred to in Clauses 4.5.1 - 4.5.4 (inclusive) (as the case may be); and

(ii)	the date upon which the refund moneys payable by the Builder are received by the Borrower (or the Lender pursuant to the Security Documents),

the Borrower shall prepay the Loan if so requested by the Lender.

4.6	Mandatory prepayment on failure to acquire the Vessel

4.6.1	In the event of:

(a)

the Lender prepositioning the Delivery Advance or any part thereof with the Builder’s bank or an escrow agent in advance of the delivery of the Vessel to the Borrower under SWIFT MT199 release instructions or equivalent; and

(b)

funds representing the Delivery Advance or any part thereof being returned by the Builder’s bank or the escrow agent to an Earnings Account in accordance with the said SWIFT MT199 release instructions or equivalent, the Borrower shall prepay the Loan or the part thereof in an amount equal to the amount so returned on the day such funds are received in that Earnings Account and, in this regard, the Borrower hereby provides the Lender with unconditional and irrevocable authority to apply such funds to prepayment of the Loan or part thereof pursuant to this clause without provision of further instructions to the Lender from its part.

4.6.2	In the event of:

(a)

the Lender prepositioning the Delivery Advance or any part thereof with the Builder’s bank or an escrow agent in advance of the delivery of the Vessel to the Borrower under SWIFT MT199 release instructions or equivalent; and

(b)

funds representing the Loan or any part thereof which should be returned by the Builder’s bank or the escrow agent to an Earnings Account in accordance with the said SWIFT MT199 release instructions or equivalent (the “Returnable Funds”) not being so returned, the Borrower shall immediately prepay the Loan by an amount equivalent to the Returnable Funds.

4.7	Amounts payable on prepayment

Any prepayment of all or part of an Advance or the Loan under this Agreement shall be made together with:

(a)	accrued interest on the amount to be prepaid to the date of such prepayment;

(b)	any additional amount payable under clauses 3.5, 6.6 or 12.2; and

(c)	all other sums payable by the Borrower to the Lender under this Agreement or any of the other Security Documents including, without limitation any Break Costs.

4.8	Notice of prepayment; reduction of Repayment Instalments

4.8.1

Every notice of prepayment shall be effective only on actual receipt by the Lender, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrower to make such prepayment on the date specified.

4.8.2

Any amount prepaid pursuant to clause 4.2 shall be applied, in the Borrower's discretion, pro rata or in order of maturity or in inverse order of maturity against the remaining Repayment Instalments (including the Balloon Instalment) specified in clause 4.1.1.

4.8.3	The Borrower may not prepay the Loan or any part thereof except as expressly provided in this Agreement.

4.8.4	No amount repaid or prepaid may be re-borrowed.

4.9	Prepayment Fee

If the Borrower makes a prepayment of the Loan in full under clause 4.2 on or prior to the first anniversary of the Drawdown Date in respect of the Delivery Advance using in full or in part Borrowed Money borrowed from a third party (other than the Lender), the Borrower must pay to the Lender a prepayment fee of zero point five per cent. (0.50%) of the amount prepaid on the date of such prepayment.

5	FEES AND EXPENSES

5.1	Transaction fee

The Borrower agrees to pay to the Lender on the Drawdown Date of each Advance a non-refundable transaction fee equal to zero point eight per cent (0.80%) of the amount of the relevant Advance which is made available on that Drawdown Date.

5.2	Commitment fee

(a)	The Borrower shall pay to the Lender a fee computed at the rate of zero point two (0.20) per cent. per annum on the undrawn amount of the Commitment during the Drawdown Period; and

(b)         the accrued commitment fee is payable during the Drawdown Period on the last day of each successive period of three months (with the first period beginning on the Execution Date) and ends on the last day of the Drawdown Period or the date of drawdown of the Delivery Advance whichever is the earliest.

5.3	Expenses

The Borrower agrees to reimburse the Lender on a full indemnity basis promptly after demand all expenses and/or disbursements whatsoever (including without limitation legal (an estimate of which shall be provided to the Borrower by the Lender in advance), printing and out of pocket expenses) certified by the Lender as having been incurred by them from time to time:

5.3.1

in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any contemplated or actual amendment, or indulgence or the granting of any waiver or consent howsoever in connection with, any of the Security Documents (including agreed legal fees) (but excluding any such expense incurred in connection with the transfer, assignment or sub-participation of any of the rights and/or obligations of the Lender under the Security Documents);

5.3.2

in contemplation or furtherance of, or otherwise howsoever in connection with, the exercise or enforcement of, or preservation of any rights, powers, remedies or discretions under any of the Security Documents, or in consideration of the Lender’s rights thereunder or any action proposed or taken following the occurrence of a Default or otherwise in respect of the moneys owing under any of the Security Documents; and

5.3.3

in connection with obtaining a written report from a maritime insurance consultant or broker acceptable to the Lender in relation to the Insurances of the Vessel (which the Lender may obtain not more than once a year or at any time after the occurrence of an event of default which is continuing), together with interest at the rate referred to in clause 3.4 from the date on which reimbursement of such expenses and/or disbursements were due following demand to the date of payment (as well after as before judgment).

5.4	Value added tax

All fees and expenses payable pursuant to this Agreement must be paid together with value added tax or any similar tax (if any) properly chargeable thereon in any jurisdiction. Any value added tax chargeable in respect of any services supplied by the Lender under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.5	Stamp and other duties

The Borrower must pay all stamp, documentary, registration or other like duties or taxes, but excluding any FATCA Deduction (except for any such Taxes incurred in connection with any transfer, assignment or sub-participation of any of the rights and/or obligations of the Lender under any of the Security Documents) (including any duties or taxes payable by the Lender) imposed on or in connection with any of the Underlying Documents, the Security Documents or the Loan and agree to indemnify the Lender against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

6	PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS

6.1	No set-off or counterclaim

All payments to be made by the Borrower under any of the Security Documents must be made in full, without any set off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in USD on or before 11:00 am (Athens time) on the due date in freely available funds to such account at the Lender and in such place as the Lender may from time to time specify for this purpose.

6.2	Payment by the Lender

All sums to be advanced by the Lender to the Borrower under this Agreement shall be remitted in USD on the Drawdown Date to the account specified in the Drawdown Notice.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless the Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year.

6.5	Currency of account

If any sum due from the Borrower under any of the Security Documents, or under any order or judgment given or made in relation thereto, must be converted from the currency (“the first currency”) in which the same is payable thereunder into another currency (“the second currency”) for the purpose of (i) making or filing a claim or proof against the Borrower, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation thereto, the Borrower undertakes to indemnify and hold harmless the Lender from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrower under this clause 6.5 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

6.6	Grossing-up for Taxes - by the Borrower

If at any time the Borrower must make any deduction or withholding in respect of Taxes (other than a FATCA Deduction) or otherwise from any payment due under any of the Security Documents for the account of the Lender or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrower in respect of such payment must be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lender receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower must indemnify the Lender against any losses or costs incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower must promptly deliver to the Lender any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.7	Claw back of Tax benefit

If, following any such deduction or withholding as is referred to in clause 6.6 from any payment by the Borrower, the Lender shall receive or be granted a credit against or remission for any Taxes payable by it, the Lender shall, and to the extent that it can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of the Lender to obtain any other relief or allowance which may be available to it, reimburse the Borrower with such amount as Lender shall in its absolute discretion certify to be the proportion of such credit or remission as will leave the Lender (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Borrower as aforesaid. Such reimbursement shall be made forthwith upon the Lender certifying that the amount of such credit or remission has been received by it. Nothing contained in this Agreement shall oblige the Lender to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. Without prejudice to the generality of the foregoing, the Borrower shall not, by virtue of this clause 6.7, be entitled to enquire about the Lender’s tax affairs.

6.8	Loan account

The Lender shall maintain, in accordance with its usual practice, an account or accounts (as the Lender may deem necessary) evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. The Lender shall maintain a control account or accounts (as the Lender may deem necessary) showing the Loan and other sums owing by the Borrower under the Security Documents and all payments in respect thereof being made from time to time. The control account shall, in the absence of manifest error, be prima facie evidence of the amount from time to time owing by the Borrower under the Security Documents.

6.9	Partial payments

If, on any date on which a payment is due to be made by the Borrower under any of the Security Documents, the amount received by the Lender from the Borrower falls short of the total amount of the payment due to be made by the Borrower on such date then, without prejudice to any rights or remedies available to the Lender under any of the Security Documents, the Lender must apply the amount actually received from the Borrower in or towards discharge of the obligations of the Borrower under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrower:

6.9.1	first, in or towards payment, in such order as the Lender may decide, of any unpaid costs and expenses of the Lender under any of the Security Documents;

6.9.2	secondly, in or towards payment of any fees payable to the Lender under, or in relation to, the Security Documents which remain unpaid;

6.9.3	thirdly, in or towards payment to the Lender of any accrued default interest owing pursuant to clause 3.4 but remains unpaid;

6.9.4

fourthly, in or towards payment to the Lender of any accrued interest owing in respect of the Loan (or any part thereof) which shall have become due under any of the Security Documents but remains unpaid;

6.9.5	fifthly, in or towards payment to the Lender of any due but unpaid Repayment Instalments; and

6.9.6

sixthly, in or towards payment to the Lender, on a pro rata basis, of any Break Costs and any other sum relating to the Loan which shall have become due under any of the Security Documents but remains unpaid.

The order of application set out in clauses 6.9.1 to 6.9.6 may be varied by the Lender without any reference to, or consent or approval from, the Borrower.

7	REPRESENTATIONS AND WARRANTIES

7.1	Continuing representations and warranties

The Borrower represents and warrants to the Lender that:

7.1.1	Due incorporation

each of the corporate Security Parties is duly incorporated, validly existing and in good standing under the laws of its respective country of incorporation, in each case, as a corporation and has power to carry on its respective businesses as it is now being conducted and to own its respective property and other assets, to which it has unencumbered legal and beneficial title except as disclosed to the Lender, and the shares of the Borrower are in registered form;

7.1.2	Corporate power

each of the Security Parties has power to execute, deliver and perform its obligations and, as the case may be, to exercise its rights under the Underlying Documents and the Security Documents to which it is a party; all necessary corporate, shareholder (if applicable) and other action has been taken to authorise the execution, delivery and on the execution of the Security Documents performance of the same and no limitation on the powers of the Borrower to borrow or any other Security Party to howsoever incur liability and/or to provide or grant security will be exceeded as a result of borrowing any part of the Loan;

7.1.3	Binding obligations

the Underlying Documents and the Security Documents, when executed, will constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any Security Party or other member of the Group is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Security Party or other member of the Group is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any Security Party or (iv) result in the creation or imposition of, or oblige any of the Security Parties to create, any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Security Parties;

7.1.5	No default

no Event of Default has occurred and is continuing;

7.1.6	No litigation or judgments

no Proceedings are current, pending or threatened against any of the Security Parties or their assets which could have a Material Adverse Effect and there exist no judgments, orders, injunctions which would materially affect the obligations of the Security Parties under the Security Documents to which they are a party;

7.1.7	No filings required

except for the registration of the Mortgage in the relevant register under the laws of the Flag State through the Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;

7.1.8	Required Authorisations and legal compliance

all Required Authorisations have been obtained or effected or waived by the person requiring the same and, to the extent no such waiver exists, are in full force and effect and no Security Party has in any way contravened any applicable law, statute, rule or regulation (including all such as relate to Money Laundering) to which such Security Party is subject;

7.1.9	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgage, the Earnings Account Pledge and the Pledged Deposit Account Pledge), the choice of the law of the Flag State to govern the Mortgage, the choice of Greek law to govern the Earnings Account Pledge and the Pledged Deposit Account Pledge and the submissions by the Security Parties to the jurisdiction of the English courts and the obligations of such Security Parties associated therewith, are valid and binding;

7.1.10	No immunity

no Security Party nor any of their assets is entitled to immunity on the grounds of sovereignty or otherwise from any Proceedings whatsoever;

7.1.11	Financial statements correct and complete

the latest audited consolidated accounts of the Corporate Guarantor in respect of the relevant financial year as delivered to the Lender present or will present fairly and accurately the consolidated financial position of the Corporate Guarantor as at the date thereof and the results of the operations of the Corporate Guarantor and, as at such date, the Corporate Guarantor does not have any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

7.1.12	Pari passu

the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower except for obligations which are mandatorily preferred by operation of law and not by contract;

7.1.13	Information

all information, whatsoever provided by any Security Party to the Lender in connection with the negotiation and preparation of the Security Documents or otherwise provided hereafter in relation to, or pursuant to this Agreement is, or will be, true and accurate in all material respects and not misleading, does or will not omit material facts and all reasonable enquiries have been, or shall have been, made to verify the facts and statements contained therein; there are, or will be, no other facts the omission of which would make any fact or statement therein misleading in any (in the reasonable opinion of the Lender) material respect;

7.1.14	No withholding Taxes

no Taxes anywhere are imposed whatsoever by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents to which such Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.1.15	No Default under Underlying Documents

except as disclosed in writing by the Borrower to the Lender, no Security Party is in material default of any of its obligations under any relevant Underlying Document to which it is a party;

7.1.16	Use of proceeds

the Borrower shall apply the Loan only for the purposes specified in clause 2.1;

7.1.17	Copies true and complete

the Certified Copies of the Underlying Documents delivered or to be delivered to the Lender pursuant to clause 9.1 are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;

7.1.18	Ownership of Borrower

all the shares in the Borrower are legally owned by the Corporate Guarantor and are not held on trust for any third party;

7.1.19	No Indebtedness

the Borrower has not incurred any Borrowed Moneys save as envisaged by this Agreement or as otherwise disclosed to the Lender or incurred in the ordinary course of its business of owning, operating and chartering the Vessel;

7.1.20	Tax returns

the Borrower and the Corporate Guarantor have filed all tax and other fiscal returns (if any) which may be required to be filed by any tax authority to which they are subject;

7.1.21	Freedom from Encumbrances

neither the Vessel nor its Earnings, Insurances or Requisition Compensation (as defined in the relevant Ship Security Documents) nor the Earnings Account nor any Extended Employment Contract in respect of the Vessel nor any shares of and in the Borrower nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be subject to any Encumbrance except Permitted Encumbrances;

7.1.22	Environmental Matters

except as may already have been disclosed by the Borrower in writing prior to the Execution Date:

(a)

the Borrower, the Manager and the other Group Members and, to the best of the Borrower’s knowledge and belief (having made due enquiry), their respective Environmental Affiliates have complied with the provisions of all Environmental Laws;

(b)

the Borrower, the Manager and the other Group Members and, to the best of the Borrower’s knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals in relation to the Vessel;

(c)

no Environmental Claim has been made or threatened or pending against any of the Borrower, the Manager, any other Group Members or, to the best of the Borrower’s knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates; and

(d)	there has been no Environmental Incident;

7.1.23	ISM and ISPS Code

the Borrower has complied with and continues to comply with and has procured that the Manager of the Vessel has complied with and continues to comply with the ISM Code, the ISPS Code and all other statutory and other requirements relative to their business and in particular they or the Manager have obtained and maintain a valid DOC, IAPP Certificate, EIAPP Certificate (if applicable) and SMC for the Vessel and that it and the Manager have implemented and continue to implement an ISM SMS;

7.1.24	Accounting reference date

the Borrower’s and the Corporate Guarantor’s accounting reference date is 31 December.

7.1.25	Office

the Borrower does not have an office in England or the United States of America;

7.1.26	Restricted Persons, unlawful activity

(a)

none of the shares in the Borrower, in (to the best of its knowledge) the Corporate Guarantor, or in any other Security Party or the Vessel are or will be at any time during the Facility Period legally or beneficially owned or controlled by a Restricted Person;

(b)

no Restricted Person has or will have at any time during the Facility Period any legal or beneficial interest of any nature whatsoever in any of the shares of the Borrower, (to the best of its knowledge) the Corporate Guarantor, or any other Security Party or the Vessel;

7.1.27	Sanctions

(to the best of its knowledge only in respect of an agent) no Security Party nor any  director, officer, agent, employee of any Security Party or any person acting on behalf of any Security Party, is a Restricted Person nor acts directly or indirectly on behalf of a Restricted Person;

7.1.28	FATCA

none of the Security Parties is a FATCA FFI or a US Tax Obligor; and

7.1.29	Validity and completeness of the Shipbuilding Contract

(a)	the Shipbuilding Contract constitutes legal, valid, binding and enforceable obligations of the parties thereto;

(b)	the copy of the Shipbuilding Contract delivered to the Lender before the date of this Agreement is a true and complete copy; and

(c)	(other than as previously disclosed to the Lender) no amendment or addition to the Shipbuilding Contract has been agreed nor have any rights under the Shipbuilding Contract been waived.

7.1.30	Equal treatment of lenders

The financial covenants described in clause 8.1.8 are no less favourable (taken as a whole) to financial covenants granted by the Corporate Guarantor under existing lending facilities extended by banks, financiers or other financial institutions to the Corporate Guarantor and its Subsidiaries (PROVIDED THAT, for the avoidance of doubt, for the purpose of this clause any covenant regarding the provision of cash collateral or restricted cash of any sort granted to other banks, financiers or other financial institutions shall not constitute a financial covenant under this clause).

7.2	Repetition of representations and warranties

On each day throughout the Facility Period, the Borrower shall be deemed to repeat the representations and warranties in clause 7 updated mutatis mutandis as if made with reference to the facts and circumstances existing on such day and in clause 7.1.11 as if made with reference to the Latest Accounts at any relevant time.

8	UNDERTAKINGS

8.1	General

The Borrower undertakes with the Lender that, from the Execution Date until the end of the Facility Period, it will:

8.1.1	Notice of Event of Default and Proceedings

promptly inform the Lender of (a) any Event of Default and of any other circumstances or occurrence which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents to which it is a party and (b) as soon as the same is commenced or threatened, details of any Proceedings involving any Security Party which could have a Material Adverse Effect on that Security Party and/or the operation of the Vessel (including, but not limited to any Total Loss of the Vessel or the occurrence of any Environmental Incident) and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Event of Default has occurred and is continuing unremedied and unwaived and no such Proceedings have been commenced or threatened;

8.1.2	Authorisation

to the extent a waiver has not been obtained, obtain or cause to be obtained, maintain in full force and effect and comply fully with all Required Authorisations, provide the Lender with Certified Copies of the same and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under any applicable law (whether or not in the Pertinent Jurisdiction) for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;

8.1.3	Corporate Existence

ensure that each Security Party maintains its corporate existence as a body corporate duly organised and validly existing and in good standing under the laws of the Pertinent Jurisdiction;

8.1.4	Use of proceeds

use the Loan exclusively for the purposes specified in clauses 1.1 and 2.1;

8.1.5	Pari passu

ensure that its obligations under this Agreement shall, without prejudice to the provisions of clause 8.3, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.6	Financial statements

send to the Lender (or procure that is sent), as soon as possible, but in no event later than 180 days after the end of each of its financial years, annual audited (prepared in accordance with US GAAP by a first class international firm of accountants) consolidated (including the Borrower and its other Subsidiaries) financial statements of the Corporate Guarantor (commencing with the financial year ending 31 December 2025);

8.1.7	Compliance Certificates

deliver to the Lender on the date on which the audited consolidated accounts are delivered under clause 8.1.6 a Compliance Certificate together with such supporting information as the Lender may reasonably require;

8.1.8	Financial Covenants

procure that

(a)	the Net Worth of the Group will at all times exceed USD15,000,000; and

(b)	the Total Liabilities divided by the Total Assets (each net of cash balance) shall at all times be no more than 75%;

8.1.9	Reimbursement of MII & MAP Policy premiums

reimburse the Lender on the Lender’s written demand the amount of the premium payable by the Lender for the inception or, as the case may be, extension and/or continuance of the MII & MAP Policy (including any insurance tax thereon), as supported by a relevant debit note issued by the Lender;

8.1.10	Provision of further information

provide the Lender, and procure that the Corporate Guarantor shall provide the Lender. with such financial or other information (including, but not limited to, financial standing, Indebtedness, balance sheet, off-balance sheet commitments, repayment schedules, operating expenses, charter arrangements) concerning the Borrower, the Corporate Guarantor (including its Subsidiaries), the Group and their respective affairs, activities, financial standing, Indebtedness and operations and the performance of the Vessel as the Lender may from time to time reasonably require save for any information which is confidential in relation to arms-length third parties or is not disclosable by law, convention or regulatory requirements;

8.1.11	Obligations under Security Documents, etc.

duly and punctually perform each of the obligations expressed to be imposed or assumed by them under the Security Documents to which they are a party and any Extended Employment Contact to which they are a party and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents to which they are a party and any Extended Employment Contract to which it is a party;

8.1.12	Compliance with ISM Code

and will procure that any Operator will, comply with and ensure that the Vessel and any Operator complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period (as defined in the relevant Ship Security Documents);

8.1.13	Withdrawal of DOC and SMC

immediately inform the Lender if there is any actual withdrawal of its or any Operator’s DOC, IAPP Certificate, EIAPP Certificate or the SMC of the Vessel;

8.1.14	Issuance of DOC and SMC

and will procure that any Operator will promptly inform the Lender of the receipt by the Borrower or any Operator of notification that its application for a DOC or any application for an SMC or IAPP Certificate or EIAPP Certificate for the Vessel has been refused;

8.1.15	ISPS Code Compliance

and will procure that the Manager or any Operator will:

(a)	maintain at all times a valid and current ISSC in respect of the Vessel;

(b)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or material modification of the ISSC in respect of the Vessel; and

(c)	procure that the Vessel will comply at all times with the ISPS Code;

8.1.16	Compliance with Laws and payment of taxes

(a)	comply with all relevant Environmental Laws, laws, statutes and regulations applicable to it and pay all taxes for which it is liable as they fall due; and

(b)	comply in all respects with, and will procure that each Security Party and each other Group Member will comply in all respects with, all applicable Sanctions;

8.1.17	Inspection

ensure that the Lender, by independent marine surveyors or other persons appointed by it for such purpose, may board the Vessel, not more than once per calendar year or whenever the Lender deems necessary after the occurrence of an Event of Default which is continuing, provided in each case that the Lender shall use reasonable endeavours to ensure that such inspections or surveys shall not interfere with the operation of the Vessel, for the purpose of inspecting or surveying her and will afford all proper facilities for such inspections or survey and for this purpose the Borrower will give the Lender reasonable advance notice of any intended drydocking of the Vessel (whether for the purpose of classification, survey or otherwise) and will pay the costs in respect of each such inspection or survey, and will provide the Lender with or ensure that the Lender receives on request all reports of such inspections, to be in such form as the Lender may reasonably approve, and, if the Vessel shall not be in a condition and state which complies with the requirements of this Agreement and the other Security Documents, will effect such repairs as in the reasonable opinion of the Lender be desirable to ensure such compliance;

8.1.18	The Vessel

ensure that after the Delivery Date the Vessel will at all times (except as the Lender may otherwise permit) be:

(i)	in the absolute sole, legal and beneficial ownership of the Borrower, free of Encumbrances except Permitted Encumbrances, and not held on trust for any third party;

(ii)	registered through the offices of the Registry as a ship under the laws and flag of the Flag State;

(iii)	in compliance with the ISM Code and the ISPS Code and operationally seaworthy and in every way fit for service;

(iv)	classed with the Classification free of all overdue requirements and recommendations of the Classification Society affecting the Classification;

(v)	insured in accordance with the Ship Security Documents; and

(vi)	managed by the Manager in accordance with the terms of the Management Agreement, which shall be reasonably acceptable to the Lender.

8.1.19	Charters

deliver to the Lender, a Certified Copy of each Extended Employment Contract upon its execution, forthwith on the Lender’s request execute (a) a Charter Assignment in respect thereof and (b) any notice of assignment required in connection therewith and use reasonable efforts to procure the acknowledgement of any such notice of assignment by the relevant charterer (provided that any failure to procure the acknowledgement shall not constitute an Event of Default) and (c) (if the Vessel is subject to a bareboat charter) procure execution by the Borrower and the charterer of a Tripartite Deed, together with all notices required to be determined thereunder and will provide evidence acceptable to the Lender that such notice has been given to the relevant charterer and the Borrower shall pay all legal and other costs incurred by the Lender in connection with any such Charter Assignment and Tripartite Deed, forthwith following the Lender’s demand;

8.1.20	Chartering

not without the prior written consent of the Lender and, if such consent is given, only subject to such conditions as the Lender may impose (and in the case of (b) and (c) only, such consent not to be unreasonably withheld or delayed), to let the Vessel:

(a)	on demise charter for any period; or

(b)

by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained might exceed twenty four (24) months' duration, PROVIDED THAT the Borrower shall notify the Lender if the Vessel is fixed for employment by any time charter for a period exceeding twelve (12) months but not exceeding (or which might not by virtue of any optional extensions exceed) twenty four (24) months no later than ten (10) days after the Vessel has been so fixed and such fixtures shall be at arms’ length and within market levels and practice; or

(c)	on terms whereby more than two (2) months' hire (or the equivalent) is payable in advance;

8.1.21	Sanctions

(a)

(to the best of its knowledge only in respect of an agent) not be, and shall procure that any Security Party and any other Group Member, or any director, officer, agent, employee or person acting on behalf of the foregoing is not, a Restricted Person and does not act directly or indirectly on behalf of a Restricted Person;

(b)

and shall procure that each Security Party and each other Group Member shall, not use any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Lender;

(c)	procure that no proceeds from any activity or dealing with a Restricted Person are credited to any bank account held with the Lender in its name or in the name of any other Group Member;

(d)	take, and shall procure that each Security Party and each other Group Member has taken, reasonable measures to ensure compliance with Sanctions;

(e)

and shall procure that each Security Party and each other Group Member shall, to the extent permitted by law promptly upon becoming aware of them, supply to the Lender details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority; and

(f)

not accept, obtain or receive any goods or services from any Restricted Person, except (without limiting clause 8.1.21(b)), to the extent relating to any warranties and/or guarantees given and/or liabilities incurred in respect of an activity or dealing with a Restricted Person by the Borrower, any other Security Party or any other Group Member in accordance with this Agreement;

8.1.22	Ownership

ensure that all the shares in the Borrower are legally owned by the Corporate Guarantor and are not held on trust for any third party;

8.1.23	Unencumbered liquidity

procure that at all times after the Delivery Date, entities acceptable to the Lender shall maintain in an account or accounts with the Lender free deposit cash which is (other than the Earnings Account Pledge and the Pledged Deposit Account Pledge) free of any Encumbrance in an annual average aggregate amount of not less than USD500,000 (taking also into account sums standing to the credit of the Earnings Account and the Pledged Deposit Account) for the preceding six-months period, to be tested first on 30 June 2028 and semi-annually thereafter;

8.1.24	Listing

procure that the Corporate Guarantor shall maintain its listing as a public limited company on NASDAQ or any other stock exchange acceptable to the Lender and comply with all of the listing rules, laws and regulations applicable to public companies listed on NASDAQ or such other acceptable stock exchange and shall take no steps to de-list without the prior consent of the Lender (such consent not to be unreasonably withheld);

8.1.25	Shipping activities

procure that the Corporate Guarantor shall at all times remain the ultimate holding company of shipowning companies engaged in shipping activities acceptable to the Lender;

8.1.26    Funding of acquisition

procure that on the Drawdown Date of any Advance any Borrowed Money incurred by the Borrower on terms and from a lender or lenders (other than the Lender) acceptable to the Lender to fund any part of the acquisition cost of the Vessel is clearly and fully subordinated to the rights of the Lender under the Security Documents. This notwithstanding the Borrower confirms that no such arrangements exist and the balance of the Contract Price not funded by the Lender will be paid by Borrower’s own cash equity contributions and/or common and/or preferred shares and/or contributions from the Corporate Guarantor.

8.1.27	Pre-Delivery Contracts

(a)	observe and perform all its obligations and meet all its liabilities under or in connection with each Pre-Delivery Contract to which it is a party;

(b)	use its best endeavours to ensure performance and observance by the other parties of their obligations and liabilities under each Pre-Delivery Contract to which they are a party;

(c)

take any action, or refrain from taking any action, which the Lender may specify (acting reasonably) in connection with any breach, or possible future breach, of a Pre-Delivery Contract by the Borrower or any other party or with any other matter which arises or may later arise out of or in connection with a Pre-Delivery Contract;

(d)	not, whether by a document, by conduct, by acquiescence or in any other way without the consent of the Lender which will not be unreasonably withheld or delayed:

(i)	vary any Pre-Delivery Contract in any material respect;

(ii)

release, waive, suspend, subordinate or permit to be lost or impaired any interest or right of any kind which the Borrower has at any time to, in or in connection with each of the Pre-Delivery Contracts to which it is a party or in relation to any matter arising out of or in connection with any Pre-Delivery Contract to which it is a party;

(iii)	waive any person's breach of any Pre-Delivery Contract; or

(iv)

rescind or terminate any Pre-Delivery Contract to which it is a party or treat itself as discharged or relieved from further performance of any of its obligations or liabilities under a Pre-Delivery Contract to which it is a party;

(e)	ensure that all interests and rights conferred by each Pre-Delivery Contract remain valid and enforceable in all respects and retain the priority which they were intended to have;

(f)	save as permitted by the Security Documents, not assign, novate, transfer or dispose of any of its rights or obligations under any Pre-Delivery Contract to which it is a party;

(g)

immediately inform the Lender if any breach of any Pre-Delivery Contract occurs or a serious risk of such a breach arises and of any other event or matter affecting a Pre-Delivery Contract which has or is reasonably likely to have a Material Adverse Effect;

(h)	provide the Lender, promptly after service, with copies of all notices served on or by the Borrower under or in connection with any Pre-Delivery Contract to which it is a party;

(i)

provide the Lender with any information which it reasonably requests about any interest or right of any kind which the Borrower has at any time to, in or in connection with, each of the Pre-Delivery Contracts or in relation to any matter arising out of or in connection with any Pre-Delivery Contract including the progress of the construction of the Vessel;

(j)

in the event that the Builder and/or the Borrower issue arbitration proceedings as provided in Article XIII of the Shipbuilding Contract, immediately notify the Lender in writing that such arbitration has been initiated, advise the Lender in writing of the identity of the appointed arbitrators and upon termination of the arbitration notify the Lender in writing to that effect and supply the Lender with a copy of the arbitration award and (if applicable) a certified English translation thereof;

(k)

do or permit to be done every act or thing which the Lender may from time to time require to be done for the purpose of enforcing the Borrower’s rights under or pursuant to the Shipbuilding Contract and/or the Refund Guarantee and allow the name of the Borrower to be used as and when required by the Lender for that purpose;

(l)

duly and punctually observe and perform all the conditions and obligations imposed on it by the Shipbuilding Contract and use reasonable endeavours to ensure that the Builder observes and performs all conditions imposed on it by the Shipbuilding Contract and take all steps within its power to ensure that the Builder proceeds with the construction of the Vessel with due diligence and despatch;

(m)

upon the request of the Lender, advise the Lender of the progress of construction of the Vessel (including copies of any notification issued by the Classification Society in relation to any construction stage of the Vessel) and supply the Lender with such other information as the Lender may reasonably require regarding the Vessel, and the materials allocated to the Vessel, the Shipbuilding Contract, or otherwise relating to the construction of the Vessel;

(n)

notify the Lender immediately if the Builder or (with the prior written consent of the Lender) the Borrower, rejects the Vessel or cancels, rescinds, repudiates or otherwise terminates the Shipbuilding Contract or purports to do so or if the Vessel shall become a total loss or partial loss;

(o)

in case of original amendments to the refund guarantee, forthwith upon the issue thereof by the Refund Guarantor, deliver to the Lender such original amendment and thereafter take all necessary steps to ensure that the Refund Guarantee, as amended, remains fully valid and effective and does not lapse.

8.1.28	FATCA Information

(a)         Subject to paragraph (c) below each party to any Security Document shall, within 10 Banking Days of a reasonable request by the other party to that Security Documents:

(i)         confirm to that other party whether it is:

(A)                  a FATCA Exempt Party; or

(B)                  not a FATCA Exempt Party; and

(ii)         supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party’s compliance with FATCA;

(iii)          supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party's compliance with any other law, regulation, or exchange of information regime;

(b)

if a party to any Security Document confirms to another party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify the other party reasonably promptly;

(c)

paragraph (a) above shall not oblige the Lender to do anything, and paragraph (a)(iii) above shall not oblige any other party to any Security Document to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any policy of the Lender;

(iii)	any fiduciary duty; or

(iv)	any duty of confidentiality;

(d)

paragraph (a) above shall not oblige the Lender to do anything, and paragraph (a)(iii) above shall not oblige any other party to any Security Document to do anything, which would or might in its reasonable opinion cause it to disclose any confidential information (including, without limitation, its tax returns and calculations); provided, however, that information required (or equivalent to the information so required) by United States Internal Revenue Service Forms W-8 or W-9 (or any successor forms) shall not be treated as confidential information of such Lender for purposes of this paragraph (d);

(e)

if a party to any Security Document fails to confirm whether or not it is a FATCA Exempt Party, or to supply forms, documentation or other information requested in accordance with paragraph  (a) (i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such party shall be treated for the purposes of the Security Documents (and payments under them) as if it is not a FATCA Exempt Party until (in each case) such time as that party provides the requested confirmation, forms, documentation or other information.

8.1.29	FATCA Deduction

(a)

A party to any Security Document may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party to any Security Document shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

A party to any Security Document shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the party to whom it is making the payment and, in addition, shall notify the Borrower and the Lender.

8.2	Security value maintenance

8.2.1	Security shortfall

If at any time after the Delivery Date the Security Value shall be less than the Required Security Amount, the Lender shall give notice in writing to the Borrower requiring that such deficiency be remedied and then the Borrower must within 30 days of receipt of the Lender’s said written notice, either:

(a)

prepay such part of the Loan as will result in the Security Value after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to or higher than the Required Security Amount; or

(b)

constitute to the satisfaction of the Lender such further security for the Loan as shall be acceptable to the Lender having a value for security purposes (as determined by the Lender in accordance with clause 8.2.5) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Required Security Amount as at such date.

The provisions of clauses 4.7 and 4.8 shall apply to prepayments under clause 8.2.1(a) provided that the Lender shall apply such prepayments pro rata against the Repayment Instalments which are at that time outstanding (including the Balloon Instalment) and the amount of the Loan prepaid hereunder shall not be available to be re-borrowed.

8.2.2	Valuation of the Vessel

The Vessel shall, for the purposes of this Agreement, be valued in USD by an Approved Broker appointed by, and reporting to, the Lender, such valuation to be made without physical inspection, and on the basis of a sale for prompt delivery for cash at arms’ length, on normal commercial terms, as between a willing buyer and a willing seller, without taking into account the benefit or burden of any charterparty or other engagement concerning the Vessel), at any time as the Lender shall require and at least once a year.

The Approved Broker’s valuation for the Vessel on each such occasion shall constitute the Valuation Amount of the Vessel for the purposes of this Agreement until superseded by the next such valuation.

8.2.3	Information

The Borrower undertakes with the Lender to supply to the Lender and the Approved Broker such information concerning the Vessel and its condition as the Lender and the Approved Broker may require (acting reasonably) for the purpose of determining any Valuation Amount.

8.2.4	Costs

The Borrower shall pay all costs in connection with any determination of the Valuation Amount (i) prior to the occurrence of an Event of Default which is continuing, once per year and (ii) after the occurrence of an Event of Default which is continuing, at all times.

8.2.5	Valuation of additional security

For the purposes of this clause 8.2, the market value (i) of any additional security over a ship (other than the Vessel) shall be determined (at the Borrower’s expense) in USD by an Approved Broker appointed by, and reporting to, the Lender, such valuation to be made without physical inspection, and on the basis of a sale for prompt delivery for cash at arms’ length, on normal commercial terms, as between a willing buyer and a willing seller, without taking into account the benefit or burden of any charterparty or other engagement concerning the Vessel and (ii) of any other additional security provided or to be provided to the Lender shall be determined by the Lender in its absolute discretion, Provided that additional security in the form of cash in Dollars will be valued on a Dollar for Dollar basis.

8.2.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Lender shall be entitled to receive (at the Borrower’s expense) such evidence and documents of the kind referred to in schedule 2 as may in the Lender’s opinion be appropriate and such favourable legal opinions as the Lender shall in its absolute discretion require.

8.2.7	Release of Security

If the Security Value shall at any time exceed the Required Security Amount, and the Borrower shall previously have provided further security to the Lender pursuant to clause 8.2.1, the Lender shall, as soon as reasonably practicable after notice from the Borrower to do so and subject to being indemnified to its reasonable satisfaction against the cost of doing so, release any such further security specified by the Borrower provided that the Lender is satisfied that, immediately following such release, the Security Value will equal or exceed the Required Security Amount.

8.3	Negative undertakings relating to the Borrower

The Borrower undertakes with the Lender that, from the Execution Date until the end of the Facility Period, it will procure that, except with the prior written consent of the Lender (and such consent in respect of any change of name of the Vessel or the sale or transfer of ownership of the Vessel not to be unreasonably withheld or delayed), it will not:

8.3.1	Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any Group Member or any other person;

8.3.2	No merger or transfer

merge or consolidate with any other person or permit any change to the legal or beneficial ownership of its shares from that existing at the Execution Date (and for the avoidance of doubt any change in the ownership of shares of and in the Corporate Guarantor occurring in the normal course of business shall not constitute a breach of this clause);

8.3.3	Disposals

sell, transfer, assign, create security or option over, pledge, pool, abandon, lend or otherwise dispose of or cease to exercise direct control over any part of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

8.3.4	Other business or manager

undertake any type of business other than the ownership and operation of the Vessel or (without the prior consent of the Lender) employ anyone other than the Manager as commercial and technical manager of the Vessel;

8.3.5	Acquisitions

acquire, any assets other than the Vessel and rights arising under contracts entered into by or on behalf of the Borrower in the ordinary course of its business of owning, operating and chartering the Vessel;

8.3.6	Other obligations

incur, any obligations except for obligations arising under the Underlying Documents to which it is a party or the Security Documents or contracts to which it is a party entered into in the ordinary course of its business of owning, operating and chartering the Vessel;

8.3.7	No borrowing

incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents to which it is a party or incurred in the ordinary course of its business of owning, operating and chartering the Vessel and provided that any shareholders’ loan approved by the Lender shall be fully subordinated to the rights of the Lender under the Security Documents;

8.3.8	Repayment of borrowings

repay or prepay the principal of, or pay interest on or any other sum in connection with any of its Borrowed Money except for Borrowed Money pursuant to the Security Documents to which it is a party;

8.3.9	Guarantees

issue any guarantees or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents to which it is a party and except for guarantees from time to time required in the ordinary course of business by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees required for the salvage of the Vessel;

8.3.10	Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

8.3.11	Sureties

permit any Indebtedness of the Borrower to any person (other than to the Lender pursuant to the Security Documents) to be guaranteed by any person (except for guarantees from time to time required in the ordinary course of business by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Vessel); or

8.3.12	Flag, Class etc.

permit:

(a)	any change in the name or flag of the Vessel;

(b)	any change of Classification or Classification Society in respect of the Vessel;

(c)	any change of Manager in respect of the Vessel; or

(d)

any change in the ownership (including ultimate beneficial ownership) or control of the Borrower from that existing as at the date hereof and shall procure that there is no change in the ownership (including ultimate beneficial ownership) or control of the Manager (if other than the Corporate Guarantor) from that existing as at the date hereof (and for the avoidance of doubt any change in the ownership of shares of and in the Corporate Guarantor occurring in the normal course of business shall not constitute a breach of this clause);

8.3.13	Underlying Documents

terminate or materially amend or vary an Extended Employment Contract or a Pre-Delivery Contract or a Management Agreement (and for the avoidance of doubt, material amendments include, but are not limited to, reductions of rate of hire, increase of management fees not already provided for in the Management Agreement and termination rights); or

8.3.14	Lay-up

de-activate or lay up the Vessel; or

8.3.15	Place of business

own or operate and will procure that no Security Party shall own or operate a place of business situate in England or the United States of America (save that the Lender acknowledges and agrees that the Corporate Guarantor is listed as a public limited company on NASDAQ); or

8.3.16	Share capital and distribution

declare or pay any dividends if an Event of Default has occurred and is continuing or would occur as a result of such declaration or payment or distribute any of its present or future assets, undertakings, rights or revenue;

8.3.17	Sharing of Earnings

permit there to be any agreement or arrangement whereby the Earnings of the Vessel may be shared or pooled howsoever with any other person except for customary profit sharing arrangements under a charterparty;

8.3.18	Lawful use

permit the Vessel to be employed:

(i)

in any way or in any activity with a Restricted Person or in any Sanctions Restricted Jurisdiction or which is (i) unlawful under international law or the domestic laws of any relevant country or (ii) contrary to any Sanctions;

(ii)	to the best of its knowledge, in carrying illicit or prohibited goods;

(iii)	in a way which may make the Vessel liable to be condemned by a prize court or destroyed, seized or confiscated;

(iv)	in any part of the world where there are hostilities (whether war has been declared or not), unless such employment has been notified to, and approved by, the relevant insurers of the Vessel; or

(v)	to the best of its knowledge, in carrying contraband goods,

and the Borrower shall procure that the persons responsible for the operation of the Vessel shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Vessel and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time;

8.3.19	FATCA

become a FATCA FFI or a US Tax Obligor and shall procure that no Security Party shall do so.

9	CONDITIONS

9.1	Availability of the Loan

The obligation of the Lender to make available any part of any Advance is conditional upon:

9.1.1

the Lender, or its authorised representative, having received, not later than three (3) Banking Days before the day on which a Drawdown Notice is given, the documents and evidence specified in Part 1 of schedule 2 in form and substance satisfactory to the Lender; and

9.1.2

the Lender, or its authorised representative, having received on each Drawdown Date but prior to the advance of the relevant Advance or being satisfied that it will receive on the making of that Advance:

(a)	in relation to a Pre-Delivery Advance, the documents described in Part 2 of Schedule 2 as they relate to the relevant Pre-Delivery Advance in form and substance satisfactory to the Lender;

(b)	in relation to the Delivery Advance, the documents described in Part 3 of Schedule 2 as they relate to the Delivery Advance in form and substance satisfactory to the Lender; and

(c)	payment of the any costs and expenses payable pursuant to Clauses 5.1 (Transaction fee), 5.2 (Commitment fee) and 5.3 (Expenses) on the relevant Drawdown Date;

9.1.3

the representations and warranties contained in clause 7 being then true and correct as if each was made with respect to the facts and circumstances existing at such time and the same being unaffected by the drawdown of the relevant Advance; and

9.1.4	no Default having occurred and being continuing and there being no Default which would result from the lending of the relevant Advance; and

9.1.5	nothing having occurred having a Material Adverse Effect in respect of the Borrower and/or the Corporate Guarantor as at the Drawdown Date.

9.2	Advance of the relevant Advance

The obligation of the Lender to make available the relevant Advance is conditional upon the Lender, or its authorised representative, having received, on or prior to the Drawdown Date, the documents and evidence specified in Part 2 of schedule 2 in form and substance satisfactory to the Lender.

9.3	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part and with or without conditions. To this effect and notwithstanding the foregoing provisions of this Clause, in the event that any part of the Loan is required to be drawn down prior to the satisfaction of the conditions precedent set out in in Part 2 of schedule 2 and remitted in accordance with the relevant clauses of the Shipbuilding Contract, the Lender may in its absolute discretion agree to remit such amount to the Builder's bank prior to the satisfaction of the conditions precedent set out in Part 2 of schedule 2.

9.4	Further conditions precedent

Not later than five (5) Banking Days prior to the Drawdown Date of the relevant Advance the Lender may request (acting reasonably) and the Borrower must, not later than one (1) Banking Day prior to such date, deliver to the Lender (at the Borrower’s expense) on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10.

10	EVENTS OF DEFAULT

10.1	Events

Each of the following events shall constitute an Event of Default (whether such event shall occur voluntarily or involuntarily or by operation of law or regulation or in connection with any judgment, decree or order of any court or other authority or otherwise, howsoever):

10.1.1

Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents to which it is a party at the time, in the currency and in the manner stipulated in the Security Documents (and so that, for this purpose, sums payable (i) under clauses 3.1 and 4.1 shall be treated as having been paid at the stipulated time if (aa) received by the Lender within three (3) Banking Days of the dates therein referred to and (bb) such delay in receipt is caused by administrative or other delays or errors within the banking system and (ii) on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

10.1.2

Breach of Insurance and certain other obligations: the Borrower or, as the context may require, the Manager or any other person fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents) for the Vessel or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Borrower or any other person or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clause 8 or clause 14; or

10.1.3

Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents to which it is a party (other than those referred to in clauses 10.1.1 and 10.1.2 above) unless such breach or omission, in the opinion of the Lender is capable of remedy, in which case the same shall constitute an Event of Default if it has not been remedied within fifteen (15) days of the occurrence thereof; or

10.1.4

Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents to which it is a party or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.5

Cross-default: any Indebtedness of the Borrower or any Indebtedness of the Corporate Guarantor exceeding in aggregate USD1,000,000 is not paid when due (subject to applicable grace periods) or any Indebtedness of the Borrower or any Indebtedness of the Corporate Guarantor exceeding in aggregate USD1,000,000 becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the Borrower or the Corporate Guarantor of a voluntary right of prepayment), or any creditor of the Borrower or the Corporate Guarantor becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to the Borrower or the Corporate Guarantor relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned, and such Indebtedness of the Borrower or the Corporate Guarantor (as the case may be) is not paid within fourteen (14) Banking Days from the due date for payment; or

10.1.6

Execution: any uninsured judgment or order made against any Security Party is not stayed, appealed against or complied with within fifteen (15) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party and is not discharged within twenty (20) days; or

10.1.7

Insolvency: any Security Party is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; or has negative net worth (taking into account contingent liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or

10.1.8

Dissolution: any corporate action, Proceedings or other steps are taken to dissolve or wind-up any Security Party unless the Borrower can demonstrate to the satisfaction of the Lender, by providing an opinion of leading counsel that such corporate action, Proceedings or other steps are frivolous, vexatious or an abuse of the process of the court or an order is made or resolution passed for the dissolution or winding up of any Security Party or a notice is issued convening a meeting for such purpose; or

10.1.9

Administration: any petition is presented, notice given or other steps are taken anywhere to appoint an administrator of any Security Party or an administration order is made in relation to any Security Party; or

10.1.10

Appointment of receivers and managers: any administrative or other receiver is appointed anywhere of any Security Party or any material part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any substantial part of the assets of any Security Party; or

10.1.11

Compositions: any corporate action, legal proceedings or other procedures or steps are taken or negotiations commenced, by any Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or a substantial part of its Indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors (excluding always negotiations with holders of preferred shares); or

10.1.12

Analogous proceedings: there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Lender, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.11 (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.13	Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business without the prior consent of the Lender; or

10.1.14

Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity and the same are not returned to the relevant Security Party within 45 days of such seizure, nationalisation, expropriation or compulsory acquisition; or

10.1.15

Invalidity: any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.16

Unlawfulness: any Unlawfulness occurs or it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Lender to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.17

Repudiation: any Security Party repudiates any of the Security Documents to which it is party or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents to which it is a party; or

10.1.18

Encumbrances enforceable: any Encumbrance (other than Permitted Encumbrances) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.19

Arrest: the Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Borrower and the Borrower shall fail to procure the release of the Vessel within a period of fifteen (15) days thereafter; or

10.1.20	Registration: the registration of the Vessel under the laws and flag of the Flag State is cancelled or terminated without the prior written consent of the Lender; or

10.1.21

Unrest: the Flag State of the Vessel becomes involved in hostilities or civil war or there is a seizure of power in the Flag State by unconstitutional means unless the Borrower shall have transferred the Vessel onto a new flag acceptable to the Lender within thirty (30) days of the Lender’s written request to the Borrower to effect such transfer; or

10.1.22

Environmental Incidents: an Environmental Incident occurs which gives rise, or may give rise, to an Environmental Claim which could, in the opinion of the Lender, be expected to have a Material Adverse Effect (i) on the financial condition of any Group Member or (ii) on the security constituted by any of the Security Documents or the enforceability of that security in accordance with its terms; or

10.1.23

P&I: the Borrower or the Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where the Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.24

Material events: any other event occurs or circumstance arises which, in the reasonable opinion of the Lender, is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents to which it is a party or (ii) the security created by any of the Security Documents or (iii) the value or nature of the financial condition of any Security Party (other than the Manager); or

10.1.25	Required Authorisations: to the extent it has not been waived, any Required Authorisation is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect; or

10.1.26	Money Laundering: any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat Money Laundering; or

10.1.27

Management Agreement: a Management Agreement is terminated, revoked, suspended, rescinded, transferred, novated or otherwise ceases to remain in full force and effect for any reason except with the prior consent of the Lender (not to be unreasonably withheld); or

10.1.28	Change of Ownership: there is a breach of clause 8.3.12(d);

10.1.29	Sanctions: A Security Party fails to comply with clauses 7.1.25 (Restricted Persons, unlawful activity), 7.1.26 (Sanctions) or 8.1.19 (Sanctions) of this Agreement;

10.1.30

Pre-Delivery Contracts: a Pre-Delivery Contract is terminated, revoked, suspended, rescinded, transferred, novated or otherwise ceases to remain in full force and effect for any reason except with the prior consent of the Lender.

10.2	Acceleration

The Lender may at any time after the occurrence of an Event of Default, and only while the same is continuing and has not been remedied or waived, by written notice to the Borrower declare that:

10.2.1	the obligation of the Lender to make its Commitment available shall be terminated, whereupon the Total Commitment shall be reduced to zero forthwith; and/or

10.2.2

the Loan and all interest accrued and all other sums payable whatsoever under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3	Demand Basis

If, under clause 10.2.2, the Lender has declared the Loan to be due and payable on demand, at any time thereafter the Lender shall by written notice to the Borrower (a) demand repayment of the Loan on such date as may be specified whereupon, regardless of any other provision of this Agreement, the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

11	INDEMNITIES

11.1	General indemnity

The Borrower agrees to indemnify the Lender on demand, without prejudice to any of the Lender's other rights under any of the Security Documents, against any loss (including loss of Applicable Margin) or expense (including, without limitation, Break Costs) which the Lender shall certify as sustained by it as a consequence of any Default, any prepayment of the Loan being made under clauses 4.3, 4.4, 4.5, 8.2.1(a) or 12.1 or any other repayment or prepayment of the Loan being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; and/or the Loan not being made for any reason (excluding any default by the Lender) after the Drawdown Notice has been given.

11.2	Environmental indemnity

The Borrower shall indemnify the Lender on demand and hold it harmless from and against all costs, claims, expenses, payments, charges, losses, demands, liabilities, actions, Proceedings, penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be incurred or made or asserted whensoever against the Lender at any time, whether before or after the repayment in full of principal and interest under this Agreement, arising howsoever out of an Environmental Claim made or asserted against the Lender which would not have been, or been capable of being, made or asserted against the Lender had it not entered into any of the Security Documents or been involved in any of the resulting or associated transactions.

11.3	Capital adequacy and reserve requirements indemnity

The Borrower shall promptly indemnify the Lender on demand against any cost incurred or loss suffered by the Lender as a result of its complying with (i) the minimum reserve requirements from time to time of the European Central Bank (ii) any capital adequacy directive of the European Union and/or (iii) any revised framework for international convergence of capital measurements and capital standards and/or any regulation imposed by any Government Entity in connection therewith, and/or in connection with maintaining required reserves with a relevant national central bank to the extent that such compliance or maintenance relates to the Commitment and/or the Loan or deposits obtained by it to fund the whole or part thereof and to the extent such cost or loss is not recoverable by the Lender under clause 12.2.

12	UNLAWFULNESS, INCREASED COSTS AND BAIL-IN

12.1	Unlawfulness

If it is or becomes contrary to any law, directive or regulation for the Lender to contribute to the Loan or to maintain its Commitment or fund the Loan, the Lender shall promptly give notice to the Borrower whereupon (a) the Loan and Commitment shall be reduced to zero and (b) the Borrower shall be obliged to prepay the Loan either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law, directive or regulation together with interest accrued to the date of prepayment and all other sums payable by the Borrower under this Agreement.

Provided that if circumstances arise which would result in a notification under this clause 12.1 then, prior to giving such notice, the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Security Documents to another office of the Lender not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

12.2	Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which the Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:

12.2.1

subject the Lender to Taxes or change the basis of Taxation of the Lender with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of the Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, the Lender or its holding company in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

12.2.3	reduce the amount payable or the effective return to the Lender under any of the Security Documents; and/or

12.2.4

reduce the Lender's or its holding company's rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to its obligations under any of the Security Documents; and/or

12.2.5	require the Lender or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by it under any of the Security Documents; and/or

12.2.6

require the Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3):

(a)	the Lender shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and

(b)

the Borrower shall on demand made at any time whether or not the Loan has been repaid, pay to the Lender the amount which the Lender specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Lender or its holding company regards as confidential) is required to compensate the Lender and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, forgone return or loss.

For the purposes of this clause 12.2 “holding company” means the company or entity (if any) within the consolidated supervision of which the Lender is included.

12.3	Exception

Nothing in clause 12. shall entitle the Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

12.4	Contractual recognition of bail-in

Notwithstanding any other term of any Security Document or any other agreement, arrangement or understanding between the parties to this Agreement, each such party acknowledges and accepts that any liability of any party to this Agreement to any other party to this Agreement under or in connection with the Security Documents may be subject to any applicable Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any applicable Bail-In Action in relation to any such liability, including (without limitation):

(ii)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(iii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iv)	a cancellation of any such liability; and

(b)	a variation of any term of any Security Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability

13	APPLICATION OF MONEYS, SET OFF, PRO-RATA PAYMENTS AND MISCELLANEOUS

13.1	Application of moneys

All moneys received by the Lender under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 or in a manner determined in the Lender’s discretion, shall be applied in the following manner:

13.1.1	first, in or towards payment, in such order as the Lender may decide, of any unpaid costs and expenses of the Lender under any of the Security Documents;

13.1.2	secondly, in or towards payment of any fees payable to the Lender under, or in relation to, the Security Documents which remain unpaid;

13.1.3	thirdly, in or towards payment to the Lender of any accrued default interest owing pursuant to clause 3.4 but remains unpaid;

13.1.4	fourthly, in or towards payment to the Lender of any accrued interest owing in respect of the Loan which shall have become due under any of the Security Documents but remains unpaid;

13.1.5	fifthly, in or towards payment to the Lender of any due but unpaid Repayment Instalments;

13.1.6	sixthly, in or towards payment to the Lender in application in repayment of the Loan in accordance with clause 4.8.2;

13.1.7

seventhly, in or towards payment for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid and which amounts are so payable under this Agreement and any other sum relating to the Loan which shall have become due under any of the Security Documents but remains unpaid; and

13.1.8	eighthly, the surplus (if any) shall be paid to the Borrower or to whomsoever else may then be entitled to receive such surplus.

the order of application set out in clauses 13.1.1 to 13.1.8 may be varied by the Lender without any reference to, or consent or approval from, the Borrower.

13.2	Set-off

13.2.1

The Borrower irrevocably authorises the Lender (without prejudice to any of the Lender’s rights at law, in equity or otherwise), following the occurrence of an Event of Default which is continuing and without notice to the Borrower, to apply any credit balance to which the Borrower is then entitled standing upon any account of the Borrower with any branch of the Lender in or towards satisfaction of any sum due and payable from the Borrower to the Lender under any of the Security Documents. For this purpose, the Lender is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

13.2.2

The Lender shall not be obliged to exercise any right given to it by this clause 13.2. The Lender shall notify the Borrower forthwith upon the exercise or purported exercise of any right of set off giving full details in relation thereto.

13.2.3	Nothing in this clause 13.2 shall be effective to create a charge or other security interest.

13.3	Further assurance

The Borrower undertakes with the Lender that the Security Documents shall both at the date of execution and delivery thereof and throughout the Facility Period be valid and binding obligations of the respective parties thereto which, with the rights of the Lender thereunder, are enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Lender may be necessary for perfecting the security contemplated or constituted by the Security Documents.

13.4	Conflicts

In the event of any conflict between this Agreement and any of the other Security Documents, the provisions of this Agreement shall prevail.

13.5	No implied waivers, remedies cumulative

No failure or delay on the part of the Lender to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law. No waiver by the Lender shall be effective unless it is in writing.

13.6	Severability

If any provision of this Agreement is prohibited, invalid, illegal or unenforceable in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect or impair howsoever the remaining provisions thereof or affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.7	Force Majeure

Regardless of any other provision of this Agreement, the Lender shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from (i) the action or inaction or purported action of any governmental or local authority (ii) any strike, lockout, boycott or blockade (including any strike, lockout, boycott or blockade effected by or upon the Lender or any of its representatives or employees) (iii) any act of God (iv) any act of war (whether declared or not) or terrorism or (v) any other circumstances whatsoever outside the Lender’s control.

13.8	Amendments

This Agreement may be amended or varied only by an instrument in writing executed by all parties hereto who irrevocably agree that the provisions of this clause 13.8 may not be waived or modified except by an instrument in writing to that effect signed by all of them.

13.9	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement which may be sufficiently evidenced by one counterpart.

13.10	English language

All documents required to be delivered under and/or supplied whensoever in connection howsoever with any of the Security Documents and all notices, communications, information and other written material whatsoever given or provided in connection howsoever therewith must either be in the English language or accompanied, at the Lender’s request, by an English translation certified by a notary, lawyer or consulate acceptable to the Lender.

14	ACCOUNTS

14.1	General

The Borrower undertakes with the Lender that it will ensure that:

14.1.1	it will on or before the Drawdown Date relating to the Delivery Advance, open the Earnings Account in its name; and

14.1.2

all moneys payable to the Borrower in respect of the Earnings of the Vessel shall, unless and until the Lender directs to the contrary pursuant to the provisions of the Mortgage, be paid to the Earnings Account, Provided however that if any of the moneys paid to such Earnings Account are payable in a currency other than USD, they shall be paid to a sub-account of that Earnings Account denominated in such currency (except that if the Borrower fails to open such a sub-account, the Lender shall then convert such moneys into USD at the Lender’s spot rate of exchange at the relevant time for the purchase of USD with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of USD with such currency).

14.2	Earnings Account: withdrawals

Any sums standing to the credit of the Earnings Account may be applied by the Borrower from time to time, subject to no Event of Default having occurred which is continuing unremedied and unwaived, in (i) making the payments required under this Agreement (ii) the supply, crewing, management, maintenance, repair, insurance, operation and trading of the Vessel and (iii) payment of dividends to their shareholders.

14.3	Application of accounts

At any time after the occurrence of an Event of Default and while the same is continuing unwaived and unremedied, the Lender may, without prior notice to the Borrower apply all moneys then standing to the credit of the Earnings Account (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to Lender under the Security Documents at the time of such applications in the manner specified in clause 13.1. Following such application, the Lender shall give notice thereof to the Borrower.

15	ASSIGNMENT, TRANSFER AND LENDING OFFICE

15.1	Benefit and burden

This Agreement shall be binding upon, and ensure for the benefit of, the Lender and the Borrower and their respective successors in title.

15.2	No assignment by Borrower

The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

15.3	Transfer by Lender

The Lender may (at no cost to the Borrower) at any time (i) change its office through which the Loan is made available or (ii) cause all or any part of its rights, benefits and/or obligations under this Agreement and the other Security Documents to be transferred or assigned without the consent of, but, prior to the occurrence of an event of default which is continuing, with prior notification to, the Borrower to a wholly-owned banking subsidiary or associated company of the Lender or to any third party (in either case a “Transferee Lender”) provided always that any such Transferee Lender, by delivery of such undertaking as the Lender may approve, becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, relevant part of the Lender’s obligations under this Agreement the rights and equities of the Borrower or of any other Security Party referred to above include, but are not limited to, any right of set-off and any other kind of cross-claim.

15.4	Documenting transfers

If the Lender assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3, the Borrower undertakes, immediately on being requested to do so by the Lender and at the cost of the Transferee Lender, to enter into, and procure that the other Security Parties shall (at the cost of the Transferee Lender) enter into, such documents as may be necessary or desirable to transfer to the Transferee Lender all or the relevant part of the Lender’s interest in the Security Documents and all relevant references in this Agreement to the Lender shall thereafter be construed as a reference to the Lender and/or its Transferee Lender (as the case may be) to the extent of their respective interests. For the avoidance of doubt there will be no expense for the Borrower in connection with an assignment or transfer, as provided in clauses 15.3 and 15.5.

15.5	Sub-Participation

The Lender may sub-participate all or any part of its rights and/or obligations under the Security Documents at its own expense without the consent of, or notice to, the Borrower. Any such sub-participation shall have no effect on the Lender’s rights under the Security Documents and shall not affect the Borrower at all.

15.6	Disclosure of information

The Lender may disclose to a prospective assignee, transferee or to any other person (a “Prospective Assignee”) who may propose entering into contractual relations with the Lender in relation to this Agreement such information about the Borrower and/or the other Security Parties as the Lender shall reasonably consider appropriate, but only if the Prospective assignee has first undertaken to the Borrower to keep secret and confidential and, not without the prior written consent of the Borrower, disclose to any third party, any of the information, reports or documents to be supplied by the Lender.

15.7	No additional costs

If at the time of, or immediately after, any assignment or transfer by the Lender of all or any part of its rights or benefits or obligations under this Agreement, or any change in the office through which it lends for the purposes of this Agreement, the Borrower would be obliged to pay to the Lender or, as the case may be, the Transferee Lender under clause 3.5, 6.6 or clause 12.2 any sum in excess of the sum (if any) which it would have been obliged to pay to the Lender or the Transferor Lender, as the case may be, under the relevant clause in the absence of such assignment, transfer or change, the Borrower shall not be obliged to pay that excess.

16	NOTICES AND OTHER MATTERS

16.1	Notices

16.1.1

unless otherwise specifically provided herein, every notice under or in connection with this Agreement shall be given in English by letter delivered personally and/or sent by post and/or transmitted by fax and/or transmitted electronically;

16.1.2	in this clause “notice” includes any demand, consent, authorisation, approval, instruction, certificate, request, waiver or other communication.

16.2	Addresses for communications, effective date of notices

16.2.1

Subject to clause 16.2.2 and clause 16.2.5 notices to the Borrower shall be deemed to have been given and shall take effect when received in full legible form by the Borrower at the address and/or the fax number and/or email address appearing below (or at such other address or fax number and/or email address as the Borrower may hereafter specify for such purpose to the Lender by notice in writing);

Address:            c/o Eurodry Ltd.

4 Messogiou & Evropis Street

151 24 Maroussi

Greece

Fax:                   +30 211 1804097

Attn:                  Anastasios Aslidis / Simos Pariaros

Email:                aha@eurodry.gr / smp@eurodry.gr

16.2.2

notwithstanding the provisions of clause 16.2.1 or clause 16.2.5, a notice of Default and/or a notice given pursuant to clause 10.2 or clause 10.3 to the Borrower shall be deemed to have been given and shall take effect when delivered, sent or transmitted by the Lender to the Borrower to the address or fax number or email address referred to in clause 16.2.1;

16.2.3

subject to clause 16.2.5, notices to the Lender shall be deemed to be given, and shall take effect, when received in full legible form by the Lender at the address and/or the fax number and/or email address appearing below (or at any such other address or fax number and/or email address as the Lender may hereafter specify for such purpose to the Borrower in writing);

Address:           260-262 Kifissias Ave.

Chalandri 15231

Greece

Attention:         The Manager

Email:              shipping@atticabank.gr

16.2.4

if under clause 16.2.1 or clause 16.2.3 a notice would be deemed to have been given and effective on a day which is not a working day in the place of receipt or is outside the normal business hours in the place of receipt, the notice shall be deemed to have been given and to have taken effect at the opening of business on the next working day in such place.

16.3	Electronic Communication

16.3.1

Any communication to be made by and/or between the Lender and the Security Parties or any of them under or in connection with the Security Documents or any of them may be made by electronic mail or other electronic means, if and provided that all such parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b)	notify each other of any change to their electronic mail address or any other such information supplied by them.

16.3.2	Any electronic communication made by and/or between the Lender and the Security Parties or any of them will be effective only when actually received in readable form

16.3.3	The Lender and the Borrower further agree that information may be sent via email to (or from) third parties involved in the provision of services. In particular, the Borrower is aware that

(a)	the unencrypted information is transported over an open, publicly accessible network and can, in principle, be viewed by others, thereby allowing conclusions to be drawn about a banking relationship;

(b)	the information can be changed and manipulated by a third party;

(c)	the sender's identity (sender of the e-mail) can be assumed or otherwise manipulated;

(d)

the exchange of information can be delayed or disrupted due to transmission errors, technical faults, disruptions, malfunctions, illegal interventions, network overload, the malicious blocking of electronic access by third parties, or other shortcomings on the part of the network provider. In certain situations, time-critical orders and instructions might not be processed on time;

(e)

the Lender assumes no liability for any loss incurred as a result of manipulation of the e-mail address or content nor is it liable for any loss incurred by the Borrower and any other Security Party due to interruptions and delays in transmission caused by technical problems.

16.3.4

The Lender is entitled to assume that all the orders and instructions, and communications in general, received from the Borrower or a third party are from an authorized individual, irrespective of the existing signatory rights in accordance with the commercial register (or any other applicable equivalent document) or the specimen signature provided to the Lender. The Borrower shall further procure that all third parties referred to herein agree with the use of emails and are aware of the above terms and conditions related to the use of email.

17	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it is governed by and shall be construed in accordance with English law.

18	JURISDICTION

18.1	Exclusive Jurisdiction

For the benefit of the Lender, and subject to clause 18.4 below, the Borrower hereby irrevocably agrees that the courts of England shall have exclusive jurisdiction:

18.1.1

to settle any disputes or other matters whatsoever arising under or in connection with this Agreement or any non-contractual obligation arising out of or in connection with this Agreement and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement or any part thereof, whether the alleged liability shall arise under the laws of England or under the laws of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts; and

18.1.2	to grant interim remedies or other provisional or protective relief.

18.2	Submission and service of process

The Borrower accordingly irrevocably and unconditionally submits to the jurisdiction of the English courts. Without prejudice to any other mode of service the Borrower:

18.2.1

irrevocably empowers and appoints Messrs Shoreside Agents Ltd at present of 11 The Timber Yard, London N1 6ND, England, as its agent to receive and accept on its behalf any process or other document relating to any proceedings before the English courts in connection with this Agreement;

18.2.2	agrees to maintain such an agent for service of process in England from the date hereof until the end of the Facility Period;

18.2.3	agrees that failure by a process agent to notify the Borrower of service of process will not invalidate the proceedings concerned;

18.2.4

without prejudice to the effectiveness of service of process on its agent under clause 18.2.1 above but as an alternative method, consents to the service of process relating to any such proceedings by mailing or delivering a copy of the process to its address for the time being applying under clause 16.2; and

18.2.5

agrees that if the appointment of any person mentioned in clause 18.2.1 ceases to be effective, the Borrower shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within seven (7) days the Lender shall thereupon be entitled and is hereby irrevocably authorised by the Borrower in those circumstances to appoint such person by notice to the Borrower.

18.3	Forum non conveniens and enforcement abroad

The Borrower:

18.3.1

waives any right and agrees not to apply to the English court or other court in any jurisdiction whatsoever to stay or strike out any proceedings commenced in England on the ground that England is an inappropriate forum and/or that Proceedings have been or will be started in any other jurisdiction in connection with any dispute or related matter falling within clause 18.1; and

18.3.2

agrees that a judgment or order of an English court in a dispute or other matter falling within clause 18.1 shall be conclusive and binding on the Borrower and may be enforced against it in the courts of any other jurisdiction.

18.4	Right of Lender, but not Borrower, to bring proceedings in any other jurisdiction

18.4.1

Nothing in this clause 18 limits the right of the Lender to bring Proceedings, including third party proceedings, against the Borrower, or to apply for interim remedies, in connection with this Agreement in any other court and/or concurrently in more than one jurisdiction;

18.4.2

the obtaining by the Lender of judgment in one jurisdiction shall not prevent the Lender from bringing or continuing proceedings in any other jurisdiction, whether or not these shall be founded on the same cause of action.

18.5	Enforceability despite invalidity of Agreement

Without prejudice to the generality of clause 13.6, the jurisdiction agreement contained in this clause 18 shall be severable from the rest of this Agreement and shall remain valid, binding and in full force and shall continue to apply notwithstanding this Agreement or any part thereof being held to be avoided, rescinded, terminated, discharged, frustrated, invalid, unenforceable, illegal and/or otherwise of no effect for any reason.

18.6	Effect in relation to claims by and against non-parties

18.6.1

For the purpose of this clause “Foreign Proceedings” shall mean any Proceedings except proceedings brought or pursued in England arising out of or in connection with (i) or in any way related to any of the Security Documents or any assets subject thereto or (ii) any action of any kind whatsoever taken by the Lender pursuant thereto or which would, if brought by the Borrower against the Lender, have been required to be brought in the English courts;

18.6.2

The Borrower shall not bring or pursue any Foreign Proceedings against the Lender and the Borrower shall use its best endeavours to prevent persons not party to this Agreement from bringing or pursuing any Foreign Proceedings against the Lender;

18.6.3

If, for any reason whatsoever, any Security Party and/or any person connected howsoever with any Security Party (including but not limited to any shareholder of the Borrower) brings or pursues against the Lender any Foreign Proceedings, the Borrower shall indemnify the Lender on demand in respect of any and all claims, losses, damages, demands, causes of action, liabilities, costs and expenses (including, but not limited to, legal costs) of whatsoever nature howsoever arising from or in connection with such Foreign Proceedings which the Lender certifies as having been incurred by it;

18.6.4

The Lender and the Borrower hereby agree and declare that the benefit of this clause 18 shall extend to and may be enforced by any officer, employee, agent or business associate of the Lender against whom the Borrower brings a claim in connection howsoever with any of the Security Documents or any assets subject thereto or any action of any kind whatsoever taken by, or on behalf of or for the purported benefit of the Lender pursuant thereto or which, if it were brought against the Lender, would fall within the material scope of clause 18.1. In those circumstances this clause 18 shall be read and construed as if references to the Lender were references to such officer, employee, agent or business associate, as the case may be.

Schedule 1
Form of Drawdown Notice

To:         CrediaBank S.A.

260-262 Kifissias Ave.

Chalandri 15231

Greece

[●] 2025

Dear Sirs

Re:

Facility agreement dated ______________ 2025 in respect of a loan of up to USD26,924,320 (the “Facility Agreement”) made between (1) Aristeidis Shipping Ltd as Borrower and (2) CrediaBank S.A. as Lender

We refer to the Facility Agreement. Words and expressions whose meanings are defined therein shall have the same meanings when used herein.

We hereby give you notice that we wish to draw the sum of USD[         ] on [date] 2025 and select a first Interest Period in respect of such drawing of [●] months.

The funds should be credited to the account of [ ] and numbered [ ] with [ ] of [ ] for onward remittance [along with Borrower’s equity funds,] under separate instructions value [●] to [●] swift code [●] [, to be released in accordance with [the MT199 ] [the relevant clauses of the escrow letter dated                             from                            ], attached to this Drawdown Notice as Appendix 1].

We confirm that:

(a)	no Default has occurred and is continuing;

(b)	the representations and warranties contained in clause 7 of the Facility Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)

the borrowing to be effected by the drawdown of the Loan will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise howsoever) to be exceeded;

(d)

there has been no material adverse change in our financial position or in the consolidated financial position of the Borrower or the Corporate Guarantor from that described by us to the Lender in the negotiation of the Facility Agreement and/or in any documents or statements already delivered to the Lender in connection therewith;

(e)	there are no Required Authorisations;

(f)	there has occurred nothing which would have a Material Adverse Effect;

(g)

no part of the proceeds of the Loan shall be used for the purpose of acquiring shares in the share capital of the Lender or other banks and/or financial institutions or acquiring hybrid capital debentures (τίτλους υβριδικών κεφαλαίων) of the Lender or other banks and/or financial institutions; and

(h)	the Lender, shall by debiting the Earnings Account, deduct from the Loan proceeds any amount of the fees referred to in Clause 5.1 of the Facility Agreement which is due and payable.

By         ………………………………..

Authorised Signatory

ARISTEIDIS SHIPPING LTD

Schedule 2
Conditions precedent

Part 1

(referred to in clause 9.1.1)

(a)	Corporate documents

Certified Copies of all documents which evidence or relate to the constitution of each Security Party and its current corporate existence;

(b)	Corporate authorities

(i)

Certified Copies of resolutions of the directors of each Security Party and shareholders of the Borrower approving such of the Shipbuilding Contract and the Security Documents to which such Security Party is a party and authorising the execution and delivery thereof and performance of such Security Party’s obligations thereunder, additionally certified by an officer of such Security Party, as having been duly adopted by the directors and shareholders of such Security Party and not having been amended, modified or revoked and being in full force and effect; and

(ii)	an original of any power of attorney issued by each Security Party pursuant to such resolutions;

(c)	Required Authorisations

a certificate (dated no earlier than 5 Banking Days prior to the Drawdown Date) that there are no Required Authorisations or that there are no Required Authorisations except those described in such certificate and Certified Copies of which as duly executed (including any conditions and/or documents ancillary thereto) are appended thereto;

(d)	Certificate of incumbency

a list of directors, shareholders and officers of each Security Party specifying the names and positions of such persons, certified by an officer of the relevant Security Party to be true, complete and up to date;

(e)	Shareholders

evidence acceptable to the Lender that all of the issued shares of and in the Borrower are legally and beneficially owned by persons acceptable to the Lender;

(f)	Security Documents

the Corporate Guarantee and the Shares Pledge duly executed and delivered, and all documents to be executed and delivered thereunder;

(g)	Declaration of compliance / “know your customer”

written confirmation (in a form acceptable to the Lender) that:

(i)

the Borrower has complied at all times and in all respects with all documentation required by the Lender in relation to the Lender’s “know your customer” requirements and (iii) all documentation required by the Lender for the opening of the Earnings Account with the Lender; and

(ii)	the Corporate Guarantor has complied at all times and in all respects with all documentation required by the Lender in relation to the Lender’s “know your customer” requirements; and

(h)	process agent

a letter from the agent for receipt of service of proceedings referred to in clause 18.2.1 accepting its appointment under the said clause and under each of the other Security Documents in which it is or is to be appointed as the agent for any Security Party.

Part 2

(referred to in clause 9.1.2(a))

Conditions precedent to Drawdown – Pre-delivery Advances

The following are the documents referred to in Clause 9.1.2(a) required on or before the Drawdown Date of each Pre-Delivery Advance:

(a)

other than in respect of Pre-delivery Advance A, a copy of the relevant statement to be provided by the Approved Classification Society to the Borrower evidencing completion of the relevant construction stage (steel-cutting, keel-laying or launching) under the Shipbuilding Contract and the Borrower’s written confirmation that such works have been completed to its satisfaction;

(b)	a copy of the relevant invoice for payment from the Builder together with all evidence provided to the Borrower under the Shipbuilding Contract that the instalment is due for payment;

(c)	evidence that Pre-delivery Instalment A has been paid to the Builder;

(d)

a copy of the Shipbuilding Contract and the Refund Guarantee with any amendments thereto and, together with such evidence as the advisors of the Agent may reasonably require in respect of the due execution or issuance of each such document;

(e)	the Pre-Delivery Security Assignment duly executed and delivered by the Borrower together with the power of attorney, the notices of assignment to the Builder and the Refund Guarantor;

(f)	a duly executed original of the Earnings Account Pledge;

(g)	the originals of any mandates or other documents required in connection with the opening or operation of the Earnings Account;

(h)	the Lender is satisfied that there has occurred nothing which would have a Material Adverse Effect;

(i)

such further opinions, consents, agreements and documents in connection with this Agreement and the other Security Documents as the Lender may reasonably request by notice to the Borrower prior to the relevant Drawdown Date, each in all respects reasonably satisfactory to the Lender; and

(j)	evidence in form satisfactory to the Lender that the Borrower has settled any fees and expenses which are payable under Clause 5 (Fees and expenses) until the relevant Drawdown Date.

Part 3

(referred to in clause 9.1.2(b))

Conditions precedent to Drawdown – Delivery Advance

The following are the documents referred to in Clause 9.1.2(b) required on or before the Drawdown Date of the Delivery Advance

(a)	Copies of Underlying Documents

a copy of any Extended Employment Contract and the Management Agreement;

(b)	Equity

Evidence that there is standing to the credit of the Earnings Account such amount as when added to the amount of the Delivery Advance will equal or exceed the amount of the instalment then payable to the Builder, together with instructions from the Borrower to the Lender to remit that amount to the Builder;

(c)	Evidence satisfactory to the Lender that the Vessel:

(i)	Purchase

has been, or will be on the Delivery Date, unconditionally delivered by the Builder to, and accepted by, the Borrower under the Shipbuilding Contract, and all other amounts payable under the Shipbuilding Contract (in addition to the part to be financed by the Loan) has been duly paid, together with copies of the bill of sale and protocol of delivery and acceptance relating thereto and following delivery a certificate will be issued showing the Vessel as being free of encumbrance (other than the Mortgage) relating thereto;

(ii)	Registration and Encumbrances

is registered, or will be registered on the Delivery Date, in the name of the Borrower through the Registry and that the Vessel, her Earnings, Insurances and Requisition Compensation are free of Encumbrances except Permitted Encumbrances (such evidence to include relevant certificates issued by the Flag State and results of searches carried out against the said Registry by the Lender or its lawyers);

(iii)	Classification

maintains, or will maintain on the Delivery Date, the Classification free of all overdue recommendations and requirements of the Classification Society affecting the Classification;

(iv)	Insurance

is insured, or will be insured on the Delivery Date, in accordance with the provisions of the relevant Ship Security Documents and all requirements of such Ship Security Documents in respect of such insurance have been complied with (including without limitation, receipt by the Lender of customary brokers’ letters of undertaking regarding the placing of hull and machinery and war risks cover and confirmation from the protection and indemnity association or other insurer with which the Vessel is, or is to be, entered for insurance or insured against protection and indemnity risks, that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to the Vessel); and

(v)	Management

is managed, or will be managed on the Delivery Date, by the Manager on terms in all material respects acceptable to the Lender;

(d)	Security Documents

the Mortgage, the General Assignment, the Earnings Account Pledge, the Pledged Deposit Account Pledge (as the case may be) and any Charter Assignment duly executed by the Borrower and the Manager’s Undertaking duly executed by the Manager and any Co-assured Insurances Assignment duly executed by the co-assured;

(e)	Notices of assignment and acknowledgments

counterpart originals of duly executed notices of assignment and acknowledgments (where relevant) required by the terms of the Security Documents referred to in (c) above in the forms prescribed by those Security Documents and any other documents required to be delivered pursuant thereto;

(f)	Mortgage registration

evidence that the Mortgage has been duly registered, or will be registered on the Delivery Date, against the Vessel in accordance with the laws of the Registry;

(g)	Bank accounts

evidence that:

(i)        the Earnings Account has been opened by the Borrower and duly completed mandates in relation thereto have been delivered to the Lender;

(ii)      all mandate forms and other legal documents required for the opening of an account under any applicable law, such as the account for the securitization of the Shares Pledge, as well as signature cards and properly adopted authorizations have been duly delivered to and have been accepted by the compliance department of the Lender;

(h)	Laws of Liberia: opinion

an opinion of Messrs Reeder Simpson & Magee, special legal advisers to the Lender on the laws of Liberia;

(i)	Laws of Marshall Islands: opinion

an opinion of Messrs Reeder Simpson & Magee, special legal advisers to the Lender on the laws of the Marshall Islands;

(j)	Laws of Greece: opinion

an opinion of Messrs Charalambides & Partners Law Firm, special legal advisers to the Lender on the laws of Greece;

(k)	ISPS Code

evidence satisfactory to the Lender that the Vessel is subject, or will be subject on the Delivery Date, to a ship security plan which complies with the ISPS Code and a copy of the ISSC for the Vessel;

(l)	DOC and Application for SMC

evidence satisfactory to the Lender that the Vessel has issued, or will have issued on the Delivery Date and provide certified Copies of the DOC, ISSC, (if applicable) IAPP and EIAPP Certificates in respect of the Vessel and a Certified Copy of the SMC therefor and evidence that the Vessel and the Manager are in compliance with the ISM Code;

(m)	Additional Vessel’s Certificates

evidence satisfactory to the Lender that the Vessel has issued, or will have issued on the Delivery Date and provide certified Copies of Classification Certificate, Safety Radio Equipment Certificate, Safety Equipment Certificate, International Oil Pollution Certificate, International Loadline Certificate, Safety Construction Certificate, International Tonnage Certificate, Minimum Safety Manning Certificate and Continuous Synopsis Record for the Vessel;

(n)	Lightweight

evidence satisfactory to the Lender of the Lightweight tonnage of the Vessel;

(o)	Valuation

a satisfactory, Valuation Amount (at the cost of the Borrower) of the Vessel addressed to the Lender from an Approved Broker dated no more than 20 days before the Drawdown Date;

(p)	Manager’s confirmation

written confirmation addressed by the Manager to the Lender that the representations and warranties set out in clause 7.1.22 (Environmental Matters) and clause 7.1.23 (ISM Code) are true and correct;

(q)	Insurance Report

a written report from a maritime insurance consultant or broker acceptable to the Lender in a form and content acceptable to the Lender (at the cost of the Borrower) in respect of the insurances on the Vessel which report shall certify that such insurances are placed through or with insurance brokers and clubs, in amounts, covering risks and on terms acceptable to the Lender and that the same are in accordance with the terms of the Mortgage in respect of the Vessel;

(r)	Fees

evidence that all fees due and payable have been paid in full;

(s)	Material Adverse Effect

the Lender is satisfied that there has occurred nothing which would have a Material Adverse Effect,;

(t)	MII and MAP Policy premium

evidence that the Borrower has reimbursed the Lender in the amount of the first annual premium or, as the case may be, any additional premium for the MII and MAP Policy; and

(u)	Further conditions precedent

such further evidence or opinions as may reasonably be required by the Lender.

Schedule 3
Form of Compliance Certificate

To:         CrediaBank S.A.

260-262 Kifissias Ave.

Chalandri 15231

Greece

From:         Eurodry Ltd.

                                                                                 Date [                  ]

Dear Sirs

Facility agreement dated ______________ 2025 in respect of a loan of up to USD26,924,320 (the “Facility Agreement”) made between (1) Aristeidis Shipping Ltd as Borrower and (2) CrediaBank S.A. as Lender

We refer to the Facility Agreement. Words and expressions whose meanings are defined in the Facility Agreement shall have the same meanings when used herein.

We hereby confirm that [except as stated below] as at the date hereof to the best of our knowledge and belief after due inquiry:-

1.

all the financial covenants in the Facility Agreement set out in clause 8.1.8 are being fully complied with, and, in particular, by reference to the latest audited financial statements, management accounts and all other current relevant information available to us:

(b)	the Net Worth of the Group is USD [ ];

(c)	the Total Liabilities are USD [ ] and the Total Assets (adjusted for market values of vessels calculated in accordance with clause 8.2.5(i) of the Facility Agreement) are USD [ ]; and

(d)	the Total Liabilities divided by the Total Assets (each net of cash balance) (adjusted for market values of vessels calculated in accordance with clause 8.2.5(i) of the Facility Agreement) is [ ]%;

2.	no Default has occurred which is continuing;

3.

the representations set out in clause 7 of the Facility Agreement are true and accurate with reference to all facts and circumstances now existing and all Required Authorisations have been obtained and are in full force and effect.

[State any exceptions/qualifications to the above statements]

Yours faithfully

Eurodry Ltd.

By________________________

Chief Financial Officer: Eurodry Ltd.

Schedule 4
Form of Sustainability Performance Certificate

To:         CrediaBank S.A.

260-262 Kifissias Ave.

Chalandri 15231

Greece

From:         [Aristeidis Shipping Ltd]

[Eurodry Ltd.]

                                                                                 Date [●]

Dear Sirs

Facility agreement dated ______________ 2025 in respect of a loan of up to USD26,924,320 (the “Facility Agreement”) made between (1) Aristeidis Shipping Ltd as Borrower and (2) CrediaBank S.A. as Lender

1.

We refer to the Facility Agreement. This is a Sustainability Performance Certificate. Words and expressions whose meanings are defined in the Facility Agreement shall have the same meanings when used herein.

2.	We confirm that as at [●]:

a.	the Vessel's CII Rating was [●] for the previous year and [●] for the previous Pricing Adjustment Period; and

b.	the Vessel's reported EEOI for the same period was [●].

3.	The above rating/calculation is based on the attached documents.

Yours faithfully

Eurodry Ltd.

By________________________

[Director: Aristeidis Shipping Ltd

[[Chief Executive Officer] [Chief Financial Officer]: Eurodry Ltd.]

Execution Page

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

SIGNED by STEFANIA KARMIRI          )

attorney-in-fact for and on behalf of             ) /s/ Stefania Karmiri

ARISTEIDIS SHIPPING LTD                  )

pursuant to a Power of Attorney                   )         ...............................................

dated 26 September 20252025                      )         Attorney-in-fact

SIGNED by                                             ) /s/ Konstantinos Oikonomou

and by                                                      )

for and on behalf of                                 ) /s/ Aikaterini Riga

CREDIABANK S.A.                             )          ……………….                  ..………………

Authorised signatories

Witness to all the above signatures         ) /s/ Konstantinos Chatzopoulos